EQUITY INTEREST PURCHASE AGREEMENT

by and among

TETRA TECHNOLOGIES, INC.,

TETRA PRODUCTION TESTING HOLDING LLC

and

EPIC OFFSHORE SPECIALTY, LLC
_______________________________________

Dated February 28, 2018

________________________________________

SCHEDULES
Schedule 1.1(a)    Inventory
Schedule 2.5(a)    TETRA Contract Projects
Schedule 3.1    Foreign Jurisdiction Qualifications
Schedule 3.2    Sellers Consents and Approvals
Schedule 3.3(b)    TETRA Liens
Schedule 3.4(a)    Material Contracts
Schedule 3.4(b)    Contract Exceptions
Schedule 3.5    Legal Proceedings
Schedule 3.6(a)    Environmental Matters
Schedule 3.6(b)    Environmental Permits
Schedule 3.7(a)    Capitalization of the Companies
Schedule 3.7(b)    Rights in Respect of Equity Interests
Schedule 3.8(a)    Owned Real Property
Schedule 3.8(b)    Leased Real Property
Schedule 3.9(a)    Intellectual Property and Licenses
Schedule 3.9(b)    Intellectual Property Status
Schedule 3.10(a)    Employees
Schedule 3.10(b)    Consultants
Schedule 3.10(c)    Collective Bargaining Agreements
Schedule 3.10(d)    Employee Claims

Schedule 3.10(e)    Employment Arrangements
Schedule 3.11(a)    Benefit Plans
Schedule 3.11(b)(iii)    Welfare Benefits
Schedule 3.11(b)(iv)    Compensation or Benefits
Schedule 3.12    Taxes
Schedule 3.15    Related Party Transactions
Schedule 3.18    Vessels and Barges
Schedule 4.2    Buyer Consents and Approvals
Schedule 5.9    Financial Assurances

i

EXHIBITS
Exhibit A – Form of Assignment of TSB Shares
Exhibit B – Form of Assignment of TAT Interests
Exhibit C – Form of Transition Services Agreement
Exhibit D – Form of Co-Employer Agreement
Exhibit E – Form of Release of Mortgage

ii

EQUITY INTEREST PURCHASE AGREEMENT
THIS EQUITY INTEREST PURCHASE AGREEMENT, dated as of February 28, 2018 (this “Agreement”), is entered into by and among TETRA Technologies, Inc., a Delaware corporation (“TETRA”), TETRA Production Testing Holding LLC, a Delaware limited liability company (“TETRA Holding”, and together with TETRA, the “Sellers”), and Epic Offshore Specialty, LLC, a Delaware limited liability company (“Buyer”). The Sellers and Buyer are hereinafter collectively referred to as the “Parties” and each individually as a “Party.”
RECITALS
WHEREAS, Orinoco Natural Resources, LLC, a Virginia limited liability company (“Orinoco”), and Maritech Resources, LLC, a Delaware limited liability company (“Maritech”) and formerly a wholly owned subsidiary of TETRA Applied (as herein defined), entered into an Asset Purchase and Sale Agreement (the “Maritech APA”), providing for the sale by Maritech to Orinoco of certain Properties (as such term is defined in the Maritech APA);
WHEREAS, TETRA Applied and Orinoco entered into that certain Membership Interest Purchase and Sale Agreement (the “MIPSA”), providing for the sale by TETRA Applied of the membership interests of Maritech to Orinoco following the consummation of the transactions contemplated by the Maritech APA;
WHEREAS, TETRA owns all of the issued and outstanding shares (the “TSB Shares”) of TSB Offshore, Inc., a Delaware corporation (“TSB”);
WHEREAS, TETRA Holding owns 100% of the issued and outstanding equity interests (the “TAT Interests,” and together with the TSB Shares, the “Equity Interests”) in TETRA Applied Technologies, LLC, a Delaware limited liability company (“TETRA Applied”), which owns 100% of the issued and outstanding equity interests in Epic Diving & Marine Services, LLC, a Delaware limited liability company (“Epic”); and
WHEREAS, for federal income tax purposes, TSB is treated as a C Corporation and TETRA Applied and Epic are each treated as disregarded entities;
WHEREAS, upon the terms and subject to the conditions set forth herein, the Sellers desire to sell, transfer and assign to Buyer, and Buyer desires to purchase and assume from the Sellers, the Equity Interests.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
Article I

DEFINITIONS; INTERPRETATION
Section 1.1    Defined Terms. For purposes of this Agreement, capitalized terms have the following meanings:
“336(e) Election” has the meaning set forth in Section 7.4(a).

“Affiliate” means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this Agreement, “control” (and correlative terms, including “controlling” and “controlled”) means the power, whether by contract, equity ownership or otherwise, to direct the policies and management of a Person, and any Person that directly or indirectly owns more than 50% of any class of voting equity interests of the Person specified shall be deemed to be an Affiliate of such Person.
“Agreement” has the meaning set forth in the Preamble.
“Assignment of TAT Interests” has the meaning set forth in Section 2.3(b)(ii).
“Assignment of TSB Shares” has the meaning set forth in Section 2.3(b)(i).
“Assumed Obligations” has the meaning set forth in Section 9.1.
“Benefit Plans” means any written “employee benefit plan,” as defined in Section 3(5) of ERISA and each profit-sharing, bonus, stock option, stock purchase, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare, incentive, sick leave, long-term disability, medical, hospitalization, life insurance, other insurance or employee benefit plan maintained or contributed to by TETRA or its Subsidiaries under which any Employees are entitled to benefits accrued with respect to service to the Business as an employee of any Seller or Company or their respective Affiliates.
“Books and Records” means all books and records of the Companies, including machinery and equipment maintenance files, customer lists, customer purchasing records, price lists, supplier and vendor lists, quality control records and procedures, operational records and data (including correspondence with Governmental Entities in the possession of the Sellers or an Affiliate thereof), and sales materials (whether stored in print, magnetic tapes, computer disks, or any other digital or electronic media).
“Business” means the business of providing: (i) downhole and subsea, well plugging and abandonment, workover and wireline services; (ii) decommissioning, construction, and inspection, repair and maintenance services utilizing heavy lift barges, cutting technologies and/or conventional and saturation diving services with regard to offshore oil and gas production platforms and pipelines; and (iii) conventional and saturation diving services; in each case, as conducted by the Companies.
“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in Houston, Texas are authorized or required by Law to close.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to the Sellers on the date of this Agreement and attached hereto. References to numbered “Schedules” in Article IV of this Agreement refer to the corresponding numbered sections of the Buyer Disclosure Schedule.
“Buyer Indemnified Parties” has the meaning set forth in Section 9.3.
“Cap” has the meaning set forth in Section 9.6(a).

“Capital Lease” means any lease of (or other arrangement conveying the right to use) any property by a Company as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease.
“Cash Purchase Price” has the meaning set forth in Section 2.2(a).
“Claim Notice” has the meaning set forth in Section 9.5(a).
“Closing” and “Closing Date” have the respective meanings set forth in Section 2.3(a).
“Closing Fuel Volume” means the amount of Fuel mutually agreed upon by the Parties.
“COBRA” has the meaning set forth in Section 3.11(b)(iii).
“Code” means the Internal Revenue Code of 1986, as amended.
“Co-Employer Agreement” has the meaning set forth in Section 2.3(b)(viii).
“Common Interest Parties” has the meaning set forth in Section 10.12.
“Companies” means, collectively, TSB, TETRA Applied and Epic, with each being referred to as a “Company”.
“Companies Taxes” means (i) any Liability for Taxes of the Companies for any Pre‑Closing Tax Period and (ii) any Liability for Taxes for which the Companies or the Buyer or any of its Affiliates is held liable under Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or foreign Law) by reason of the Companies being included in a consolidated, affiliated, combined or unitary group on or before the Closing Date or for which the Companies are or have been liable as a transferee or successor, by contract or otherwise.
“Confidentiality Agreement” means the confidentiality agreement, dated November 6, 2017, between TETRA and Orinoco.
“Consent” or “Consents” has the meaning set forth in Section 3.2.
“Contract” of a Person means any agreement, arrangement, commitment, contract, purchase order, note, indenture, guarantee or other form of Indebtedness, lease, sublease, license, sublicense or other undertaking, whether written or oral, of such Person, to which such Person is a party, or by which such Person or any of its assets or properties is bound or subject.
“Deductible” has the meaning set forth in Section 9.6(a).
“Disclosure Schedules” means the Sellers Disclosure Schedule and the Buyer Disclosure Schedule.
“Effective Time” has the meaning set forth in Section 2.3(a).
“Election Period” has the meaning set forth in Section 9.5(b).
“Employees” has the meaning set for in Section 3.10(a).
“Environmental Law” means any Law relating to the prevention, abatement or elimination of pollution, or the protection of the environment, public health, or of natural resources, including: (i) the

Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”); (ii) the Emergency Planning and Community Right-to-Know Act of 1986, as amended; (iii) the Federal Insecticide, Fungicide & Rodenticide Act, as amended; (iv) the Federal Water Pollution Control Act, as amended; (v) the Oil Pollution Act of 1990, as amended; (vi) the Resource Conservation and Recovery Act, as amended; (vii) the Superfund Amendments and Reauthorization Act of 1986, as amended; (viii) the Hazardous Materials Transportation Act, as amended; (ix) the Safe Drinking Water Act, as amended; (x) the Toxic Substances Control Act, as amended; (xi) the Clean Air Act, as amended; (xii) the Endangered Species Act; and, with respect to each of the foregoing clauses (i) through (xii), all similar state Laws, and the rules and regulations promulgated thereunder, including Louisiana and Texas statutes, rules and regulations, all as amended and supplemented as of the Closing Date.
“Epic” has the meaning set forth in the Recitals.
“Equity Interests” has the meaning set forth in the Recitals.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that is, or at any relevant time was required to be, treated as a single employer with any one or more of the Sellers under Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Export Control Laws” has the meaning set forth in Section 3.13.
“Financial Assurance” means any financial instrument, including any surety bond, letter of credit, guaranty or other financial instrument or account, required by any Governmental Entity or any other Person, Law or Permit in an amount and form maintained by any of the Sellers related to or in connection with the conduct of the Business.
“Former Employee” means an individual who, as of immediately prior to the Closing, is not a current employee of a Company, a Seller or any of their respective Affiliates but who, during any period prior to the Closing, was employed by a Company, a Seller or its Affiliates and Subsidiaries.
“Fuel” means all diesel fuel within the Vessels at the Closing.
“Fuels Cash Purchase Price” has the meaning set forth in Section 2.2(a).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governing Documents” means with respect to any particular entity: (a) if a corporation, its articles or certificate of incorporation and its bylaws; (b) if a limited partnership, its limited partnership agreement and its articles or certificate of limited partnership; (c) if a limited liability company, its articles of organization or certificate of formation and its limited liability company agreement or operating agreement; (d) all related equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements or registration rights agreements; and (e) any amendment or supplement to any of the foregoing.
“Governmental Entity” means any tribal, local, municipal, national, federal, foreign, domestic or other governmental or regulatory authority, department, agency, commission, body, court or other body or entity of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, self-regulatory or taxing authority or power of any nature, including any arbitrator or arbitral tribunal.
“Guaranty” has the meaning set forth in Section 2.3(c)(iii).
“Hazardous Substance” means any toxic, hazardous, extremely hazardous, infectious, explosive, corrosive, flammable, carcinogenic, mutagenic, sanitary substance, chemical, waste, solid, material, pollutant or contaminant that is defined or listed as hazardous or toxic under any applicable Environmental Law. Without limiting the generality of the immediately preceding sentence, it shall also include any radioactive material, including any naturally-occurring radioactive material, and any source, special or by-product material as defined in 42 U.S.C. 2011, et seq., any amendments or authorizations thereof, Bevill Amendment materials under 42 U.S.C. 6921(b)(3)(A)(ii), radon gas, any asbestos-containing materials in any form or condition, mold, urea formaldehyde form insulation, any polychlorinated biphenyls in any form or condition, radioactive waste, or natural gas, natural gas liquids, liquefied natural gas, condensate, or derivatives or byproducts thereof or oil or petroleum products or by products and constituents thereof.
“HB” has the meaning set forth in Section 10.11.
“Indebtedness” means, with respect to the Sellers, as it relates to the Business, or the Companies, any Liability under or for any of the following, without duplication: (a) any indebtedness for borrowed money; (b) any obligation evidenced by any note, bond, debenture, mortgage or similar debt instrument (including a letter of credit); (c) any indebtedness for the deferred purchase price of any asset of a Company, or any properties or services with respect to which any of the Sellers are liable, contingently or otherwise, as obligor or otherwise; (d) any commitment by which any of the Sellers assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (e) any indebtedness guaranteed in any manner by any of the Sellers or the Companies; (f) any obligations under Capital Leases of the Companies; (g) any indebtedness secured by a Lien on any of the assets of the Companies; (h) obligations under any performance bond, surety bond, letter of credit or similar financial assurances (whether or not drawn); (i) any Liabilities of the types described in clauses (a) through (h) above of any Person other than the Sellers, the payment of which is guaranteed in any manner by any of the Sellers or the Companies or secured by a Lien on any of the assets of the Companies; and (j) accrued interest in respect of any of the Liabilities described in clauses (a) through (i) above, and all premiums, penalties, charges, fees, expenses and other amounts which would become due in connection with the payment and satisfaction in full of such obligations arising from or in connection with the consummation of the transactions contemplated by this Agreement or any other Transaction Document. Indebtedness shall not, however, include (y) any amounts payable under the charter agreements for any Vessels and (z) intercompany Liabilities between any of the Companies, on the one hand, and any of the Sellers or their Affiliates, on the other that are paid or cancelled as of the Closing.
“Indemnified Party” has the meaning set forth in Section 9.5(a).
“Indemnifying Party” has the meaning set forth in Section 9.5(a).
“Indemnity Claim” has the meaning set forth in Section 9.5(f).
“Indemnity Notice” has the meaning set forth in Section 9.5(f).
“Intellectual Property” means all intellectual property, including (i) trademarks and service marks, logos, trade names, corporate names and other indications of origin, together with all translations, adaptations, derivations, and combinations thereof, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith, (ii) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formulae, methodologies, research and development, business methods, processes, technology, software (including any required passwords), interpretive code or source code, object or executable code, libraries, development documentation, compilers (other than commercially available compilers), programming tools, drawings, specifications and data) and applications, patents or grants in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, reexaminations, renewals and extensions, (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof, (iv) copyrights in writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto, (v) database rights, (vi) Internet websites, web pages, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in websites, (vii) all rights under agreements relating to the foregoing, (viii) all books and records pertaining to the foregoing, (ix) all other similar types of proprietary intellectual property rights arising under the Laws of any country or jurisdiction, and (x) all claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.
“Inventory” means all spare parts and supply inventory of the Companies as of the Closing Date, set forth on Schedule 1.1(a), which Schedule includes the amount paid by the Companies to acquire such Inventory.
“Inventory Cash Purchase Price” has the meaning set forth in Section 2.2(a).
“IP Assets” means, collectively, (i) all Intellectual Property owned by the Companies and (ii) all of the Companies’ rights to any Intellectual Property under any license agreements that are listed on Schedule 3.9(a).
“IRS” means the United States Internal Revenue Service.
“Law” or “Laws” means any law (including common and civil law), statute, ordinance, rule, regulation, judgment, writ, treaty, code, order, injunction, ruling, order, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.
“Lease” or “Leases” has the meaning set forth in Section 3.8(b).
“Leased Real Property” has the meaning set forth in Section 3.8(b).
“Legal Proceeding” has the meaning set forth in Section 3.5.
“Liabilities” means any liability (whether known or unknown, whether fixed or otherwise, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including all costs and expenses relating thereto.
“Liens” means all liens, pledges, charges, claims, mortgages, deeds of trust, security interests, restrictions on transfer, easements, encroachments, preemptive rights, rights of first refusal, rights of first offer, purchase options, or other encumbrances of any kind, whether voluntarily incurred or arising by operation of law (including, in the case of a Vessel owned by any of the Companies, a charter or lease of such Vessel by any Company).
“Losses” means all losses, costs, charges, expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and other professional fees and expenses in connection with any action whether involving a third-party claim or any claim solely between the parties hereto), obligations, Liabilities, settlement payments, awards, judgments, fines, penalties, damages, demands, claims, assessments or deficiencies.
“Marine Environmental Incident” means (a) any material Release of Hazardous Substances from any of the Vessels during the period that such Vessels are owned, leased or chartered by any of the Companies; (b) any incident in which there is a material Release of any Hazardous Substances from a vessel other than a Vessel and which involves a collision between a Vessel while owned, leased or operated by any of the Companies and such other vessel or some other incident of navigation or operation, including an allision; in either case, where such Vessel or any of the Companies is actually or allegedly at fault or otherwise liable (in whole or in part); or (c) any incident in which there is a material Release of Hazardous Substances from a vessel (other than a Vessel) and where any employee working on a Vessel owned, leased or operated by any of the Companies is actually or potentially liable to be arrested as a result thereof and, in each case under (a), (b) and (c), where any of the Companies or the charter of the Vessel is actually or allegedly at fault or otherwise liable.
“Maritech” has the meaning set forth in the Recitals.
“Maritech APA” has the meaning set forth in the Recitals.
“Material Adverse Effect” means any result, occurrence, change, condition, development, fact, event or effect that has had a material and adverse effect on (a) the business, the operations, the Liabilities, properties, assets, financial condition or assets of the Companies, taken as a whole, or (b) the ability of the Sellers to perform their respective obligations under or consummate the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not include: (i) changes, developments or occurrences (A) generally affecting the principal industries and geographic areas in which the Business operates, other than such changes that have a disproportionate impact on the Business, (B) generally affecting the economy or the financial markets in the United States or globally (including interest rates), (C) generally affecting regulatory or political conditions in the United States, or (D) the commencement, continuation or escalation of war, material armed hostilities or other material international or national calamity or acts of terrorism, (ii) changes, developments or occurrences resulting from actions or omissions of any of the Sellers taken in order to comply with the express terms of this Agreement or with the specific prior written consent of Buyer; (iii) resulting from the announcement or pendency of the transactions contemplated by this Agreement; (iv) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law by any Governmental Entity; (v) any changes in GAAP after the date hereof; or (vi) the failure of the Companies to attain or meet any financial projections provided to Buyer in connection with the transactions contemplated hereby.
“Material Contracts” has the meaning set forth in Section 3.4(a).
“MIPSA” has the meaning set forth in the Recitals.
“Note” has the meaning set forth in Section 2.2(b).
“Order” has the meaning set forth in Section 3.5.
“Orinoco” has the meaning set forth in the Recitals.
“Owned Real Property” has the meaning set forth in Section 3.8(a).

“Party” or “Parties” has the meaning set forth in the Preamble.
“Permit” means any permit, license, certificate, tariff, concession, variance, exemption, approval, consent, franchise, registration, filing, order, qualification or authorization which may be granted or issued by or of any Governmental Entity in connection with the Business or required under any applicable Law.
“Permitted Liens” means (a) Liens, if any, created or permitted expressly and in writing to be imposed by Buyer; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens imposed by applicable Law arising or incurred in the ordinary course of business for obligations that are not due and payable; (c) Liens for Taxes and other governmental charges that are not due and payable; (d) in the case of Leases, any interest of, or Liens created by, the owner of fee title to the land covered thereby; (e) any zoning, building code or similar Laws imposed by any Governmental Entity; (f) title defects or imperfections of title, easements, rights-of-way, covenants, restrictions and other similar non-monetary encumbrances with respect to the Owned Real Property and Leased Real Property which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the continued use and operation of such real property as presently used or operated; (g) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation; and (h) Permitted Maritime Liens.
“Permitted Maritime Liens” means (i) Liens for crew wages (including wages of the masters of the Vessels) incurred in the ordinary course of business and that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) Liens for necessaries provided to the Vessels incurred in the ordinary course of business that are not yet due and payable; (iii) Liens arising by operation of Law in the ordinary course of business in connection with operating, maintaining or repairing the Vessels that are not yet due and payable or that are being contested in good faith by appropriate proceedings; and (iv) Liens for damages arising from maritime torts that are unclaimed or that are covered by insurance, or in respect of which a bond or other security has been posted on behalf of the ship owner with the appropriate court or other tribunal to prevent the arrest or to secure the release of the applicable Vessel from arrest, unless any such Lien is being contested in good faith by appropriate proceedings.
“Person” means any individual, firm, corporation, company, partnership (general and limited), limited liability company, joint venture, association, trust, estate, unincorporated organization, Governmental Entity or any other entity.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.
“Property Taxes” means ad valorem, property, excise, severance, production, sales, use, or similar Taxes.
“Purchase Price” has the meaning set forth in Section 2.2.
“Related Party” means (a) each individual who is, or who has at any time within the preceding year been, an officer of the Sellers; and (b) any entity (other than the Sellers) in which any one of the individuals referred to in clause (a) holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.
“Release” means any spilling, leaking, leaching, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, abandoning, dumping or disposing into the environment (indoor or outdoor, including the ambient air, soil, subsurface strata, surface water, groundwater and wetlands) of Hazardous Substances in violation of or giving rise to liability under any Environmental Law.
“Rental Agreement” has the meaning set forth in Section 2.3(b)(xi).
“SEC” has the meaning set forth in Section 3.3(a).
“Section 336(e) Election Statement” has the meaning set forth in Section 7.4(b).
“Section 336(e) Purchase Price Allocation” has the meaning set forth in Section 7.4(c).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Sellers” has the meaning set forth in the Preamble.
“Sellers Disclosure Schedule” means the disclosure schedule delivered by the Sellers to Buyer on the date of this Agreement and attached hereto, as it may be supplemented or modified pursuant to this Agreement. References to numbered “Schedules” in Article III of this Agreement refer to corresponding numbered sections of the Sellers Disclosure Schedule.
“Sellers Indemnified Parties” has the meaning set forth in Section 9.4.
“Sellers Retained Assets” means (i) all cash, cash equivalents, short-term investments, bank deposits, investment accounts, corporate credit cards and similar items of the Sellers or the Companies, and (ii) accounts receivable of the Companies or the Business for periods prior to the Effective Time.
“Sellers Retained Liabilities” mean any and all Liabilities of Sellers and/or the Companies arising from or otherwise related to the ownership, management or operation of the Business or the Companies prior to the Effective Time, or any services performed by the Companies prior to the Effective Time, including Liabilities for Taxes, Liabilities with respect to Employees and Former Employees, Liabilities under any Benefit Plans maintained by the Companies, Liabilities under Seller Retained Plans, Liabilities for Legal Proceedings related to the Business, and Liabilities for trade payables related to the Business; provided, however, that Sellers Retained Liabilities shall not include in any manner, whether directly or indirectly, the prior ownership, management or operation of Maritech, any of its properties, or any Liabilities or Losses of any kind arising from or related to (i) Maritech, its properties or assets, (ii) TETRA Applied’s prior ownership of Maritech, or (iii) any guaranties, bonds or other financial assurances previously provided by TETRA and its Affiliates with respect to Maritech, its properties and operations.
“Sellers Retained Plan” means a Benefit Plan of which, as of the Closing Date, any of the Sellers or an ERISA Affiliate thereof shall be the sponsoring, adopting or participating employer(s).
“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.
“Subcontract” has the meaning set forth in Section 2.3(b)(ix).
“Sublease” has the meaning set forth in Section 2.3(b)(x).
“Subsidiary” of a Person means any corporation or other entity (including a limited liability company, partnership or other business association) in which such Person, directly or indirectly, owns outstanding capital stock or other voting securities having the power, under ordinary circumstances, to elect a majority of the directors or similar members of the governing body of such corporation or other entity, or otherwise to direct the management and policies of such corporation or other entity.
“Surviving Covenants” has the meaning set forth in Section 9.2.
“TAT Interests” has the meaning set forth in the Recitals.
“Tax” or “Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees imposed by any Taxing Authority, including taxes, levies or other like assessments on income, profits or gains, franchise, privilege, gross receipts, ad valorem, escheat, value added, customs, excise, import or export, real or property, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, environmental stamp, documentary, filing, recordation, transfer and gains taxes, levies or otherwise or other governmental taxes imposed or payable to or in any jurisdiction or country in the world, or any state or county, government or subdivision or agency thereof (any such authority a “Taxing Authority”), together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Allocation” has the meaning set forth in Section 2.4.
“Tax Consideration” means the amount properly treated as consideration for U.S. federal income tax purposes in connection with the transactions contemplated by this Agreement, the Maritech APA and the MIPSA.
“Tax Matter” has the meaning specified in Section 7.5(c).
“Tax Return” means any return, declaration, report, claim for refund, property rendition or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.
“Taxing Authority” has the meaning set forth in the definition of Tax or Taxes.
“Temporary Period” has the meaning set forth in Section 2.5(c).
“TETRA” has the meaning set forth in the Preamble.
“TETRA Applied” has the meaning set forth in the Recitals.
“TETRA Contract” has the meaning set forth in Section 2.5(a).
“TETRA Contract Project” or “TETRA Contract Projects” has the meaning set forth in Section 2.5(a).
“TETRA Entities” means, collectively, Sellers and any Subsidiary of a Seller, other than the Companies and Maritech, and “TETRA Entity” means each of them.
“TETRA Holding” has the meaning set forth in the Preamble.

“TETRA Liens” has the meaning set forth in Section 3.3(b).
“TETRA Marks” means any right, title or interest in (i) the names “TETRA,” “TETRA Technologies,” “TETRA Applied,” “TETRA Offshore Services,” and all translations, transliterations, adoptions, combinations and derivations thereof, (ii) any trade names or trademarks and any application or registration thereof, or (iii) any service marks or identifying logos and any application or registration thereof.
“Third-Party Claim” has the meaning set forth in Section 9.5.
“Transaction Documents” means this Agreement, the Assignment of TSB Shares, the Assignment of TAT Interests, the Transition Services Agreement, the Co-Employer Agreement, the Note, and any other Contract, document or instrument entered into or executed by any Party that is contemplated by this Agreement; provided, however, that Maritech APA, MIPSA and all Contracts, documents or instruments entered into or created by any of the parties thereto contemplated by either the Maritech APA or MIPSA shall not be considered a Transaction Document for purposes of this Agreement.
“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee, in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item.
“Transition Services Agreement” has the meaning set forth in Section 2.3(b)(vii).
“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.
“TSB” has the meaning set forth in the Recitals.
“TSB Shares” has the meaning set forth in the Recitals.
“U.S. Citizen” means a Person that is a citizen of the United States within the meaning of 46 U.S.C. § 50501(a), (b) and (d), and the regulations promulgated thereunder and related thereto (as each may be amended from time to time), eligible and qualified to own and operate U.S. flag vessels in the U.S. Coastwise Trade or any authorized trade requiring a U.S. flag vessel.
“U.S. Coastwise Trade” means the carriage or transport of merchandise and/or passengers in the coastwise trade of the United States of America within the meaning of Chapter 551 of Title 46 of the United States Code.
“Vessels” means the vessels (including barges) owned, leased, chartered, held or used by any of the Companies, as set forth in Schedule 3.18.
“WARN Act” means the Workers Adjustment Retraining and Notification Act of 1988, as amended.
“Welfare Plan” means any employee welfare benefit plan within the meaning of Section 3(l) of ERISA, any short-term disability program classified as a “payroll practice,” any group health plan within the meaning of Code Section 105, any cafeteria plan within the meaning of Code Section 125, any dependent care assistance program within the meaning of Code Section 129, any adoption assistance plan within the meaning of Code Section 137, any tuition assistance plan within the meaning of Code Section 127, and any qualified transportation plan within the meaning of Code Section 132, other than any severance plan.
Section 1.2    Interpretations. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:
(a)    Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural form and vice versa.
(b)    If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
(c)    The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(d)    All references in this Agreement to articles, sections, or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document or instrument.
(e)    For purposes of this Agreement, a reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated, or replaced, except to the extent prohibited by this Agreement or such other agreement or document.
(f)    A reference to a Party to this Agreement or a party to any other agreement or document includes such party’s permitted successors and assigns.
(g)    A reference to legislation or to a provision of legislation includes a modification or reenactment of it, a legislative provision substituted for it, and a regulation or statutory instrument issued under it.
(h)    A reference to a writing includes a facsimile or e-mail transmission of it.
(i)    The words “hereof,” “herein” and “hereunder,” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule, and exhibit references are to this Agreement unless otherwise specified.
(j)    The word “including,” “include,” “includes” and all variations thereof shall mean “including, without limitation.”
(k)    The Exhibits attached to this Agreement are incorporated herein by reference and made a part of this Agreement.
(l)    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
(m)    “Shall” and “will” have equal force and effect.

(n)    The word “or” will have the inclusive meaning represented by the phase “and/or.”
(o)    Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Saving Time, as applicable on the date in question in Houston, Texas.
(p)    References to “$” or to “dollars” shall mean the lawful currency of the United States of America.
(q)    In the event an action is required under this Agreement on a day that is not a Business Day, such action shall be required to be performed on the next succeeding day that is a Business Day.
(r)    All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.”
(s)    Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.
(t)    The phrase “to the knowledge of the Sellers” or any similar phrase shall mean such facts and other information which as of the date of this Agreement are actually known to Peter Pintar, Robert A. Gilbert, Stuart Brightman, Joe Meyer, and Elijio V. Serrano.
(u)    All materials or information posted in the electronic data room maintained for the use and benefit of Buyer on or before February 27, 2018, access to which has been afforded to representatives of Buyer, shall have been deemed to have been “made available” to Buyer, as such phrase is used herein.
(v)    All Section headings in the Sellers Disclosure Schedule correspond to the Sections of this Agreement, but information provided in any Section of the Sellers Disclosure Schedule shall constitute disclosure for purposes of each Section of this Agreement where such information is relevant.
ARTICLE II

PURCHASE AND SALE OF EQUITY INTERESTS
Section 2.1    Transfer of Equity Interests. Subject to the terms and conditions set forth herein, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver the Equity Interests to Buyer, and Buyer shall purchase, acquire and accept the Equity Interests from Sellers. Notwithstanding the foregoing, Sellers shall retain ownership of the Sellers Retained Assets.
Section 2.2    Consideration. The consideration to be paid (the “Purchase Price”) by Buyer to the Sellers for (i) the Equity Interests under this Agreement, (ii) the Interests (as such term is defined in the MIPSA) under the MIPSA, and (iii) the Purchased Assets (as such term is defined under the Maritech APA) under the Maritech APA consists of:
(a)    an amount in cash equal to (i) the value of the Fuel, with the value of the Fuel to be determined by multiplying the Closing Fuel Volume by the average cost per gallon to Sellers of the Fuel for the one hundred eighty (180) day period immediately preceding the Closing Date (the “Fuels Cash Purchase Price”) plus (ii) the value of all usable (i.e. non-obsolete) Inventory, with the value of such Inventory being an amount equal to sixty percent (60%) of the amount paid by Sellers to acquire such Inventory (the “Inventory Cash Purchase Price” and together with the Fuels Cash Purchase Price, the “Cash Purchase Price”), payable in U.S. dollars by Buyer to Sellers at the Closing;
(b)    a promissory note (the “Note”) in the original principal amount of $7,500,000, executed by Buyer and payable to the Sellers, such Note to bear interest at the rate of 1.52% per annum, to be payable in full on December 31, 2019, and to be in a form reasonably acceptable to Sellers;
(c)    (i) the assumption and performance by Buyer of the Assumed Obligations and the indemnity provided by Buyer pursuant to Section 9.4 of this Agreement, (ii) the assumption and performance by Orinoco of the Assumed Obligations (as defined in the Maritech APA) and the indemnity provided by Orinoco pursuant to Article X of the Maritech APA, and (iii) the assumption and performance by Orinoco of the Assumed Obligations (as defined in the MIPSA) and the indemnity provided by Orinoco pursuant to Article VII of the MIPSA; and
(d)    Buyer’s performance under the bonding agreement to be delivered pursuant to Section 5.3(c) of the MIPSA and Section 3.1 of the Maritech APA.
Section 2.3    Time and Place of Closing; Deliveries.
(a)    Subject to the satisfaction of the conditions set forth in Section 8.1 and Section 8.2 (or waiver thereof by the Party entitled to waive that conditions), the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Sellers at 24955 I-45 North, The Woodlands, Texas 77380, within two (2) Business Days after satisfaction or waiver of all of the closing conditions set forth in Article VIII hereof (other than those required to be satisfied at the Closing, but subject to the satisfaction thereof) or on such other date or at such other location as is mutually agreeable to Buyer and Sellers (such date being the “Closing Date”). The Parties intend that the Closing with respect to this Agreement shall be deemed effective as of 12:03 a.m., Houston, Texas time and immediately following the consummation of the transactions contemplated under the Maritech APA and the MIPSA (the “Effective Time”).
(b)    Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall deliver, or cause to be delivered, to Buyer, subject to the provisions of Section 2.5:
(i)    an assignment, stock power or similar instrument affecting the transfer of the TSB Shares to Buyer, free and clear of Liens other than restrictions on transfer that may be imposed by federal or state securities Laws or the Governing Documents of TSB, substantially in the form set forth as Exhibit A hereto (the “Assignment of TSB Shares”), duly executed by TETRA, accompanied by any original certificate(s) representing the TSB Shares;
(ii)    an assignment or similar instrument affecting the transfer of the TAT Interests to Buyer free and clear of Liens other than restrictions on transfer that may be imposed by federal or state securities Laws or the Governing Documents of TETRA Applied, substantially in the form set forth as Exhibit B hereto (the “Assignment of TAT Interests”), duly executed by TETRA Holding, accompanied by any original certificate(s) representing the TAT Interests;
(iii)    certificates of good standing and legal existence, as applicable, of each of the Companies and Sellers issued by the Secretary of State or similar Governmental Entity of the jurisdiction of formation or incorporation of the Companies, as of a date within five (5) Business Days of the Closing Date;
(iv)    resignation letters from each individual who serves as a director, manager or officer of a Company, in each case effective as of the Closing, pursuant to which each such individual resigns from his or her position as a director, manager or officer, as applicable, of such Company;
(v)    releases of Liens and other documentation reasonably satisfactory to Buyer confirming that (A) all TETRA Liens have been irrevocably released, and (B) the Companies have been released from any liability with respect to the TETRA Liens;
(vi)    (i) a certificate from each Seller in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) that such entity is not a “foreign person” within the meaning of Section 1445 of the Code and (ii) a properly completed and executed Form W-9 in respect of each Seller;
(vii)    an executed counterpart to the Transition Services Agreement, substantially in the form set forth as Exhibit C hereto (the “Transition Services Agreement”);
(viii)    an executed counterpart to the Co-Employer Agreement, substantially in the form set forth as Exhibit D hereto (the “Co-Employer Agreement”);
(ix)    an executed counterpart of a master services agreement or other form of subcontract as contemplated by Section 2.5 with respect to any TETRA Contracts (the “Subcontract”), in a form mutually acceptable to the Parties;
(x)    an executed counterpart of a sublease agreement (the “Sublease”), in a form mutually acceptable to the Parties;
(xi)    an executed counterpart of an equipment rental agreement (the “Rental Agreement”), in a form mutually acceptable to the Parties;
(xii)    the original minute books of the Companies and any Books and Records that may be in the possession or under the control of Sellers or any of their Affiliates, other than any books and records that Sellers or any of their Affiliates are required by Law to retain the originals of, in which case copies thereof have been delivered to Buyer (it being understood that Sellers are not required to deliver the minute books and any Books and Records which are already within the possession or control of the Companies); provided, that Sellers and their Affiliates shall have reasonable access to, or the right to retain a copy of, all Books and Records delivered to Buyer to the extent reasonably necessary for, and for use solely in connection with, Tax, audit, regulatory or litigation purposes;
(xiii)    certificates dated as of the Closing Date and duly executed by the Secretary of each of the Sellers, certifying (A) that a true, complete and correct copy of such Seller’s Governing Documents, as amended and in effect on the Closing Date, is attached thereto, (B) that a true, complete and correct copy of the resolutions of the board of directors or managers of such Seller authorizing the execution, delivery and performance by such Seller of this Agreement and the Transaction Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, is attached thereto, and that such resolutions have not been amended, modified or rescinded and remain in full force and effect on the Closing Date, and (C) the names and signatures of the officer(s) of such Seller authorized to execute this Agreement and each Transaction Document to which such Seller is a party;

(xiv)    an executed Release of Mortgage, substantially in the form of Exhibit E attached hereto, suitable for filing with the National Vessel Documentation Center of the U.S. Coast Guard for each U.S.-flag Vessel owned by the Companies;
(xv)    a Certificate of Ownership of Vessel (U.S. Coast Guard Form CG-1330) or Abstract of Title (U.S. Coast Guard Form CG-1332) for each U.S.-flag Vessel owned by the Sellers issued by the National Vessel Documentation Center of the U.S. Coast Guard, and a Certificate of Ownership and Encumbrance issued by the Vanuatu Maritime Services Limited in each case dated not earlier than five (5) Business Days prior to the Closing Date, stating that such Vessel is free from all recorded Liens other than the mortgages which are the subject of the Releases of Mortgage to be delivered to Buyer pursuant to Section 2.3(c)(xiv);
(xvi)    each Seller shall have delivered to Buyer a certificate dated the Closing Date, certifying the statements set forth in Section 8.1(a) and Section 8.1(b) are true and correct;
(xvii)    such other documents and instruments required to be delivered by the Sellers at Closing pursuant to this Agreement, and all such other agreements, certificates, documents and other instruments as Buyer reasonably requests in writing and as are reasonably necessary to consummate the transactions contemplated by this Agreement and/or any of the Transaction Documents, in each case, in form and substance reasonably satisfactory to Buyer and its counsel.
(c)    Upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer shall deliver, or cause to be delivered, to the Sellers:
(i)    the Cash Purchase Price, calculated pursuant to Section 2.2(a);
(ii)    the Note, duly executed by Buyer;
(iii)    a personal guaranty (the “Guaranty”), duly executed by Thomas M. Clarke and Ana M. Clarke, guaranteeing the payment of the Note and in a form reasonably acceptable to Sellers;
(iv)    the Assignment of TSB Shares, duly executed by Buyer;
(v)    the Assignment of TAT Interests, duly executed by Buyer;
(vi)    the Transition Services Agreement, duly executed by Buyer;
(vii)    the Co-Employer Agreement, duly executed by Buyer;
(viii)    the Subcontract, duly executed by Buyer;
(ix)    the Sublease, duly executed by Buyer;
(x)    the Rental Agreement, duly executed by Buyer;
(xi)    a certificate of good standing and legal existence of Buyer issued by the Secretary of State of the State of Delaware, as of a date within five (5) Business Days of the Closing Date;
(xii)    a certificate, dated as of the Closing Date and duly executed by an officer of Buyer, certifying (A) that a true, complete and correct copy of Buyer’s Governing Documents, as amended and in effect on the Closing, is attached thereto, (B) that a true, complete and correct copy of the resolutions of the members of Buyer, authorizing the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, is attached thereto, and that such resolutions have not been amended, modified or rescinded and remain in full force and effect on the Closing Date, and (C) the names and signatures of the officer(s) of Buyer authorized to execute this Agreement and each Transaction Document to which Buyer is a party;
(xiii)    Buyer shall have delivered to Sellers a certificate dated the Closing Date, certifying the statements set forth in Section 8.2(a) and Section 8.2(b) are true and correct; and
(xiv)    such other documents and instruments required to be delivered by Buyer at Closing pursuant to this Agreement, and all such other agreements, certificates, documents and other instruments as the Sellers reasonably requests in writing and as are reasonably necessary to consummate the transactions contemplated by this Agreement and/or any of the Transaction Documents, in each case, in form and substance reasonably satisfactory to the Sellers and their counsel.
Section 2.4    Allocation of Purchase Price. Within ninety (90) days after the Closing, Buyer and Sellers shall use commercially reasonable efforts to agree to the amount of the Tax Consideration and an allocation of the Tax Consideration, by entity, among the seven asset classes specified in Section 1.338-6(b) of the Treasury Regulations (i.e., “Class V assets,” “Class VI assets,” Class VII assets,” etc.) in a manner consistent with Section 1060 of the Code. If the Parties reach an agreement with respect to such allocation (as agreed, the “Tax Allocation”), (i) the Parties shall update the Tax Allocation in a manner consistent with the original Tax Allocation and Section 1060 of the Code following any adjustment to the Tax Consideration pursuant to this Agreement, (ii) the Parties shall, and shall cause their Affiliates to, report consistently with the Tax Allocation on all Tax Returns, (iii) each Party shall promptly inform the other Parties in writing of any challenge by any Taxing Authority to the Tax Allocation and consult and keep one another informed with respect to the status of such challenge and (iv) no Party shall take any position in any Tax Return that is inconsistent with the Tax Allocation unless otherwise required by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any tax audit, claim or similar proceedings in connection with such Tax Allocation.
Section 2.5    TETRA Contracts.
(a)    Buyer acknowledges that TETRA has provided, and continues to provide as of the Closing Date, services in connection with the Business pursuant to certain Contracts held by TETRA (each a “TETRA Contract”) and that such TETRA Contracts will not be assigned or conveyed to Buyer. Each such ongoing project or any project expected to be commenced in the Business within ninety (90) days following the Closing Date pursuant to a TETRA Contract is listed on Schedule 2.5(a) (each project is referred to individually as a “TETRA Contract Project” and collectively as “TETRA Contract Projects”).
(b)    To the extent permitted by applicable Law, during the Temporary Period the Sellers shall (or shall cause their Affiliates to) use commercially reasonable efforts to provide Buyer, under the terms reasonably acceptable to the Sellers, the benefits under any such TETRA Contract as they relate to the TETRA Contract Projects in accordance with the terms thereof (after recoupment of any actual and documented direct expenses and contractual obligations incurred by TETRA under the terms of such TETRA Contract, as provided for below), including by entering into the Subcontract and such other subcontracts, subleases, use and service agreements or other contractual arrangements which will provide such benefits to Buyer. During the Temporary Period, TETRA shall promptly pay over to Buyer, in respect of each TETRA Contract as it relates to a TETRA Contract Project, all money or other consideration received by TETRA net of any actual and documented direct expenses or contractual obligations incurred by TETRA under the terms of such TETRA Contract. During the Temporary Period, TETRA authorizes Buyer, to the extent permitted by applicable Law and the terms of the TETRA Contract, to perform all the obligations and receive all the benefits of TETRA under the TETRA Contract as they relate to a TETRA Contract Project. Buyer shall comply with the terms of the applicable TETRA Contract with respect to each TETRA Contract Project and any expansion thereof or new job as permitted herein including all insurance requirements as set forth in the TETRA Contract. Buyer shall provide proof of such insurance policies as necessary to support the obligations under the TETRA Contracts and Buyer shall cause TETRA to be named as an additional insured under and any such insurance policies and obtain a waiver of subrogation in favor of TETRA. Buyer shall, as agent or subcontractor for TETRA, pay, perform and discharge fully the Liabilities and obligations of TETRA under the TETRA Contract as they relate to a TETRA Contract Project during the Temporary Period. With respect to any Third-Party Claim or any Losses accruing during the Temporary Period under a TETRA Contract and related to a TETRA Contract Project, Buyer shall indemnify, defend and hold harmless the Sellers Indemnified Parties from and against any and all Losses that a Sellers Indemnified Party may suffer resulting from, arising out of, relating to, or caused by Buyer’s performance, breach or default under, or operation of any TETRA Contract as they relate to a TETRA Contract Project, regardless of the negligence, strict liability or other legal fault of any Sellers Indemnified Party, and such indemnification obligation shall not be subject to any limitations as set forth in Article IX.
(c)    The “Temporary Period” for any particular TETRA Contract shall mean the period beginning on the Closing Date and ending on the earlier of (A) the earlier of the date on which all TETRA Contract Projects under such TETRA Contract are completed and the date on which such TETRA Contract expires, and (B) except as provided below, the date that is ninety (90) days following the Closing Date. The obligations under this Section 2.5(c) with respect to any TETRA Contract shall only apply to any TETRA Contract Project associated with such TETRA Contract. In the event Buyer desires to undertake any new project, or expand the scope of any existing TETRA Contract Project, with a customer that is a party to a TETRA Contract, Buyer must enter into a new Contract with such customer; provided, however, that Buyer shall be permitted to undertake any such new project or expand the scope of any TETRA Contract Project with any such customer during the sixty (60) days immediately following the Closing Date without entering into a new Contract, which new project or expanded scope shall be completed within one hundred twenty (120) days following the Closing Date.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth in the Sellers Disclosure Schedule, each of the Sellers, jointly and severally, represents and warrants to Buyer as follows:
Section 3.1    Organization; Authority; Qualification.
(a)    Sellers. Each of the Sellers is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate or limited liability company power, as applicable, and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Each Seller’s execution, delivery and performance of this Agreement, the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or limited liability company action, as applicable, on the part of such Seller. Each of this Agreement and each Transaction Document to which a Seller is a party has been duly and validly executed and delivered by such Seller, and, assuming the due authorization, execution and delivery of this Agreement and each Transaction Document (as applicable) by Buyer, constitutes a valid, legal and binding agreement of each of the Sellers, as applicable, enforceable against each Seller, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(b)    Companies. Each of the Companies is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate or limited liability company power, as applicable, and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of the Companies is qualified to do business and is in good standing as a foreign company in the jurisdictions listed on Schedule 3.1. Correct and complete copies of the Governing Documents, minute book and record books, as applicable, of each Company have been made available to Buyer.
(c)    Subsidiaries. With the exception of Epic, which is a wholly owned subsidiary of TETRA Applied, none of the Companies has any Subsidiaries or any direct or indirect equity interest in any Person.
Section 3.2    Consents and Approvals; No Violations. No material filing with or notice to, and no material permit, authorization, registration, consent, license, certificate, order or approval of (collectively, “Consents” and individually, a “Consent”) any Governmental Entity or any other Person is required on the part of any of the Sellers for or in connection with the execution, delivery and performance by the Sellers of this Agreement or the consummation by the Sellers of the transactions contemplated hereby, except as set forth on Schedule 3.2. Neither the execution, delivery and performance of this Agreement by the Sellers and the other Transaction Documents to which such Seller is or will be a party, nor the consummation by the Sellers of the transactions contemplated by this Agreement and the other Transaction Documents will (a) contravene, conflict with, or result in a violation or breach of any provision of the respective Governing Documents of any Seller or (b) violate any Law applicable to the Sellers; except as it relates to clause (b) where such contravention, conflict, violation or breach would not have a Material Adverse Effect.
Section 3.3    Financial Information.
(a)    TETRA’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 as filed with the Securities and Exchange Commission (“SEC”) are available on the EDGAR website maintained by the SEC. Such filings include segment financial information pertaining to the Business as conducted by TETRA Applied and Epic. The segment financial information contained in such reports present fairly, in all material respects, the financial results of operations of the Business as conducted by TETRA Applied and Epic for the periods covered thereby.
(b)    The Companies do not have any Indebtedness except for the Indebtedness of TETRA secured by the Liens described on Schedule 3.3(b) (the “TETRA Liens”), each of such Liens to be released at Closing.

Section 3.4    Material Contracts.
(a)    Schedule 3.4(a) contains a list of the following Contracts to which any of the Companies are bound (together with all Contracts pertaining to Intellectual Property listed on Schedule 3.9(a), collectively, the “Material Contracts”):
(i)    all master service agreements, lease agreements or other forms of agreements pursuant to which the Companies currently provide, or have provided within the last twelve (12) months, products and services to their customers;
(ii)    to the extent not identified under clause (i) above, all Contracts (A) that require, from and after the date of this Agreement, payments by or to any Company of at least $200,000 in the aggregate or (B) that have a base term or require the performance of services (excluding potential renewals) by any of the Companies, for a period extending at least twelve (12) months following the Closing Date (other than contracts cancellable by the Companies without penalty on not more than thirty (30) days’ notice);
(iii)    all Contracts since January 1, 2015 that relate to the sale or disposition of any material assets of the Companies other than in the ordinary course of business;
(iv)    all Contracts relating to Indebtedness (other than trade payables incurred in the ordinary course of business);
(v)    all Contracts under which any Company (A) is a lessee or sublessee of, or holds, uses or operates, any personal property owned by any other Person requiring payments in excess of $100,000 annually, or (B) is a lessor or sublessor of, or permits any other Person to hold, use or operate, any property, whether real or personal or mixed, owned or controlled by the Companies;
(vi)    all vessel charters or leases or other similar Contracts pursuant to which the Companies charter or lease, on a bareboat, demise, time, voyage or other basis, any of the Vessels, and all material operating agreements, ship or technical management agreements, or crew management agreements relating to the Vessels to which any Company is a party;
(vii)    any Contract concerning a joint venture, partnership, teaming agreement, or similar contract or agreement (however named) involving a sharing of profits, losses, costs or Liabilities or for which the Companies use or have a right to use such Contract even though such Company is not a party thereto;
(viii)    all Contracts between or among any Company, on the one hand, and any Seller or any other Affiliate of a Seller, on the other hand;
(ix)    all collective bargaining agreements or Contracts with any labor organization, trade union, work council, or other representative body or association; and
(x)    any Contract (A) for the payment of compensation to any Employee or consultant of any of the Companies that provides for annual payments in excess of $100,000, other than any such Contract that is terminable by the Companies without penalty or severance, or (B) relating to change of control, severance, transaction bonus or other bonus payments arising from the transactions contemplated by this Agreement.

(b)    Except as set forth on Schedule 3.4(b), (i) none of the Companies, nor to Sellers’ knowledge any other party to a Material Contract, is in default or breach in any material respect under the terms of any such Material Contract (a default or breach shall not include the failure of any other party to timely pay any amounts due under such Material Contract) and none of the Companies or Sellers has received any written notice of breach, default termination or threatened termination of any Material Contract, (ii) none of the Companies or Sellers has made any written notice or claim of a material breach default, termination or threatened termination of any Material Contract and (iii) all Material Contracts are enforceable against the respective Company and, to the knowledge of the Sellers, the other party thereto in accordance with the terms, except as limited by applicable bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the enforcement of creditors’ rights generally.
Section 3.5    Legal Proceedings; Orders. Except as set forth on Schedule 3.5, there is no action, litigation, mediation, petition, complaint, suit, arbitration, proceeding (including any worker’s compensation claim or proceeding), hearing or investigation by or before any Governmental Entity or any arbitration or alternative dispute resolution panel (each, a “Legal Proceeding”), or any judgment, order, writ, decree, injunction, settlement, stipulation, ruling, award or other determination, whether preliminary or final, by or of any Governmental Entity or any other arbitration or dispute resolution body whose finding, ruling or holding is legally binding or enforceable as a matter of right (each, an “Order”), pending against any of the Companies.
Section 3.6    Environmental Matters.
(a)    Except as set forth on Schedule 3.6(a), (i) to the knowledge of the Sellers, the Companies are in compliance, in all material respects, with all applicable Environmental Laws; and (ii) since December 31, 2016, none of the Companies or the Sellers has received any written communication, citation, notice of non-compliance or areas of concern from any Governmental Entity or any other Person that alleges that any of the Companies is not in compliance with any Environmental Law or Permit applicable to the ownership of the assets of such Company or operation of its Business (including the operation of the Vessels).
(b)    Except as set forth on Schedule 3.6(b), each of the Companies holds and maintains, in full force and effect, and in all material respects is in compliance with, all material Permits that are necessary or required under applicable Environmental Laws for the conduct of the Business as currently conducted (including the operation of the Vessels). Each such environmental Permit held by the Companies is listed on Schedule 3.6(b), and, to the knowledge of the Sellers, there are no pending judicial or regulatory proceedings by any Governmental Entity that could reasonably be expected to result in the termination, revocation or adverse modification of any such Permit, except as would not be reasonably expected to have a Material Adverse Effect.
(c)    The Sellers have previously made available to Buyer all material environmental, geological, engineering, workover, operational and maintenance reports, audits and studies and material state and federal environmental compliance correspondence among and between state and federal Governmental Entities relating to the Business (including the operation of the Vessels), the handling of Hazardous Substances, or compliance with Environmental Laws, which are in the possession or control of the Sellers.
(d)    None of the Companies has entered into or agreed to any court decree, order or settlement, nor are any of the Companies subject to any judgment, Order, directive, decree, settlement or fine or other sanction relating to compliance with any Environmental Law.

(e)    None of the Owned Real Property or Leased Real Property, to the knowledge of the Sellers, is listed on the CERCLA National Priorities List or any equivalent list of sites of environmental concern maintained by any Governmental Entity.
(f)    There are no Legal Proceedings pending, notices thereof that have been received by any Company, or, to the knowledge of the Sellers, any such Legal Proceedings that have been threatened in writing against any of the Companies under any Environmental Law.
(g)    None of the Companies has had a material Release or discharge of any Hazardous Substances on, under, in or from the Vessels, the Owned Real Property or Leased Real Property that is currently subject to any investigation, remediation or monitoring, pursuant to applicable Environmental Laws, and, since January 1, 2013, there have been no Marine Environmental Incidents.
(h)    The representations and warranties included in this Section 3.6 shall constitute the sole and exclusive representations and warranties of the Sellers relating to environmental matters, including any matters arising under Environmental Laws.
Section 3.7    Capitalization; Title to Equity Interests.
(a)    With respect to each Company, Schedule 3.7(a) sets forth (i) the total number of authorized Equity Interests, (ii) the number and class of Equity Interests issued and outstanding, and (iii) the record owner of all the issued and outstanding Equity Interests of such Company. Such Seller owns of record and beneficially all of the Equity Interests set forth opposite such Seller’s name on Schedule 3.7(a) and such Seller has good and marketable title to such Equity Interests, in each case free and clear of any and all Liens, other than (i) the TETRA Liens, which will be released at Closing, and (ii) restrictions on transfer that may be imposed by federal or state securities Laws or the Governing Documents of such Company. The Equity Interests constitute all of the outstanding equity interests in the Companies. The Equity Interests: (i) are duly authorized, validly issued, fully paid (to the extent required under the Governing Documents of the Companies) and nonassessable; (ii) are free and clear of all Liens, other than restrictions on transfer that may be imposed by federal or state securities Laws or the Governing Documents of such Company and the TETRA Liens, which TETRA Liens will be released at Closing; and (iii) other than this Agreement, are not subject to any agreements or understandings among any Persons with respect to the voting or transfer thereof.
(b)    Except as set forth on Schedule 3.7(b), there are no outstanding options, warrants, rights to subscribe to, purchase rights, preemptive rights, calls or similar rights relating to, or contracts, commitments, understandings or arrangements by which the applicable Seller or the Companies are or may become bound to issue, additional securities or other equity interests of any Company, or rights or other securities convertible into or exchangeable or exercisable for securities or other equity interests in such Company.
Section 3.8    Real Property.
(a)    Owned Real Property. Schedule 3.8(a) sets forth the only real property owned by the Companies (the “Owned Real Property”). TETRA Applied has good and indefeasible fee simple title to the Owned Real Property, free and clear of all Liens except Permitted Liens and the TETRA Liens, which TETRA Liens will be released at Closing. The Sellers have made available to Buyer a correct and complete copy of all deeds (as recorded) by which TETRA Applied acquired such parcel of Owned Real Property, and copies of existing title insurance policies and surveys in possession of the Sellers with respect to the Owned Real Property.

(b)    Leased Real Property. Schedule 3.8(b) sets forth all real property leased by the Companies (the “Leased Real Property”) and the leases (“Leases”) with respect thereto. The Sellers have made available to Buyer a correct and complete copy of each Lease listed in Schedule 3.8(b) (including all amendments, modifications or subleases in connection therewith). Except as set forth on Schedule 3.8(b), none of the Leases require the consent of the landlord thereunder to the transactions contemplated by this Agreement or any of the documents executed in connection herewith. With respect to each Lease listed in Schedule 3.8(b):
(i)    each is in full force and effect and is a valid and binding agreement of the respective Company, as the case may be, and to the knowledge of the Sellers, of each other party thereto;
(ii)    none of the Companies or the Sellers has sent or received written notice of any material breach or default thereunder which remains uncured or unwaived;
(iii)    the tenant under each such Lease holds legal and valid leasehold title thereunder free and clear of all Liens except for Permitted Liens; and
(iv)    except for the TETRA Liens, which are released on Closing, and Permitted Liens, the tenant thereunder has not assigned, sublet, mortgaged, encumbered or granted any other Person possessory or occupancy rights under the respective Lease or its interest thereunder.
Section 3.9    Intellectual Property.
(a)    Schedule 3.9(a) sets forth a list of the material Intellectual Property owned, licensed or used by the Companies. Except as set forth on Schedule 3.9(a), the Intellectual Property listed on Schedule 3.9(a) constitutes all material licenses and other legally enforceable rights, title and interest held by the Companies to use all patents, copyrights, trademarks, service marks, trade names, brand marks, brand names, logos, intellectual property, domain names, software object and source code as are necessary for the operation of the Business as currently conducted.
(b)    Except as set forth on Schedule 3.9(b): (i) to the knowledge of the Sellers, all of the IP Assets are valid and subsisting and one or more of the Companies owns and possesses good and valid legal and beneficial title and interest to, or has a valid and enforceable right to use pursuant to a written license agreement, each of the IP Assets together with the goodwill associated therewith, free and clear of all Liens other than Permitted Liens and the TETRA Liens, which TETRA Liens will be released at Closing; (ii) there is no pending or, to the knowledge of the Sellers, threatened action, claim or other Legal Proceeding by a third Person contesting the legality, validity, enforceability, registrability, use or ownership of any IP Asset; (iii) to the knowledge of the Sellers, the Business as currently conducted and the use of the IP Assets are not infringing upon, misappropriating or conflicting with, including in the preparation, distribution, marketing or licensing thereof, and have not infringed upon, misappropriated or conflicted with, the Intellectual Property of any other Person and, to the knowledge of the Sellers, the IP Assets are not being and have not been infringed, misappropriated or conflicted by any third Person.
(c)    Each license, sublicense and other contract covering or relating to any IP Assets that is listed on Schedule 3.9(a) is in full force and effect and is a valid and binding agreement of the respective Companies, as the case may be.

Section 3.10    Employee Matters.
(a)    Schedule 3.10(a) lists all individuals who are currently employed by the Companies as of the date of this Agreement (including individuals on short-term disability, long-term disability, approved leave of absence, or layoff status) (the “Employees”). Such list includes each Employee’s name, title or position, location, employer, hire date, credited service, current rate of hourly wage or salary, compensation paid or payable during 2018, as well as any bonus, commission, or incentive payments paid during 2017 or payable for 2017, any accrued and unused paid time off days, whether the Employee is classified as exempt or non-exempt, any outstanding loans or advances made to them, and each employee compensation or benefit plan in which they participate. In addition, Schedule 3.10(a) also discloses whether each Employee is a full time employee or a part time employee and whether such Employee is currently active at work and, in the case of any such Employee who is not active, the scheduled return to work date for such Employee.
(b)    Schedule 3.10(b) lists all individuals who are currently working as consultants or independent contractors for or on behalf of any of the Sellers, as it relates to the Business, or any of the Companies as of the date of this Agreement, which list includes each individual’s name, current fee rate and amounts paid or payable during 2017 and 2018, and also contains a complete and accurate list of all bonus payments made by any of the Companies to such independent contractors and consultants during 2017 and 2018.
(c)    Except as set forth on Schedule 3.10(c), neither the Sellers, as it relates to the Business, nor the Companies is a party to or bound by any collective bargaining agreement applicable to any Employees, nor, to the knowledge of the Sellers, is any Employee of the Companies represented by a union, labor organization or other representative body or association or subject to a collective bargaining agreement.
(d)    There is no labor strike or labor dispute, slow down, lockout, picketing, work stoppage, or unresolved material labor union grievance actually pending or, to the knowledge of the Sellers, threatened against or affecting the Companies. There are no unfair labor practice charges or complaints before any Governmental Entity or court pending or, to the knowledge of the Sellers, threatened against any of the Companies or any of the Sellers, as it relates to the Business. Except as set forth on Schedule 3.10(d), (i) to the knowledge of the Sellers, there has been no charge of discrimination, harassment, retaliation, and/or other wrongdoing filed against or threatened against the Sellers, as it relates to the Business, or the Companies with the Equal Employment Opportunity Commission or similar Governmental Body, nor has any current or Former Employee made a written complaint of discrimination, harassment, retaliation, and/or other wrongdoing during the twelve (12) months preceding the date of this Agreement; (ii) no Legal Proceedings are pending or, to the knowledge of the Sellers, threatened with respect to employment or labor Laws or any employment or other individual Contract, either by private individuals or by Governmental Authorities; (iii) there are no outstanding Orders or settlements to which any of the Sellers, as it relates to the Business, or the Companies is a party or which otherwise bind any of the Sellers, as it relates to the Business, or the Companies with respect to their Employees or Former Employees; (iv) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Sellers, threatened before any Governmental Entity with respect to any Persons currently employed by any of the Sellers, as it relates to the Business, or the Companies.
(e)    Except as set forth on Schedule 3.10(e), (i) each Employee is an at-will employee, and (ii) none of the Companies is a party to any employment Contract (other than an at-will employment arrangement) or any consulting or similar Contract for the provision of services to the Companies or any severance, deferred compensation, change of control, retention or other similar agreement, plan or arrangement with any Employee.
(f)    The representations and warranties of the Sellers included in this Section 3.10 shall constitute the sole and exclusive representations and warranties of the Sellers relating to employee matters, including any matters arising under any applicable Laws.
Section 3.11    Benefit Plans.
(a)    Schedule 3.11(a) lists all Benefit Plans in effect and maintained, sponsored, contributed to, or required to be contributed to by the Sellers and/or the Companies, under which Employees have accrued material benefits for service as Employees in connection with the Business, true and correct copies of which have been made available to Buyer.
(b)    Except as would not result in a material Liability to Buyer:
(i)    each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable IRS determination letter issued with respect to such plan or a favorable advisory or opinion letter issued by the IRS to the sponsor of the volume submitter or prototype plan adopted with respect to such Benefit Plan to that effect, and no amendment has been made nor has any event occurred with respect to any such Benefit Plan which would reasonably be expected to cause the loss or denial of such qualification under Section 401(a) of the Code;
(ii)    no Seller, no Subsidiary of a Seller, and no ERISA Affiliate of any Seller or any Company or of any Subsidiary of any Seller or any Company sponsors, maintains, contributes to, has in the past sponsored, maintained or contributed to, or otherwise has any obligation with respect to (A) any plan or arrangement subject to Title IV or Section 302 of ERISA, or Section 412 of the Code, (B) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (c) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA);
(iii)    except as set forth on Schedule 3.11(b)(iii), no Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment, other than for continuation coverage required under Section 4980B(f) of the Code and Sections 601 through 608, inclusive, of ERISA or similar state Law (“COBRA”);
(iv)    except as set forth on Schedule 3.11(b)(iv), neither the signing of this Agreement, nor the consummation of the transaction contemplated hereby will accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Benefit Plan; and
(v)    each Benefit Plan is operated and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code.
(c)    The representations and warranties of the Sellers included in this Section 3.11 shall constitute the sole and exclusive representations and warranties of the Sellers relating to employee benefit matters, including any matters arising under ERISA or other applicable Laws.

Section 3.12    Taxes.
(a)    Except as set forth on Schedule 3.12, all material Tax Returns with respect to the Business required to be filed by the Sellers and/or the Companies (taking into account any valid extension) have been filed, and all Taxes due with respect to such Tax Returns have been paid or accrued. There is not currently in force any agreement for any extension of time for the assessment or prepayment of any Tax of or with respect to the Companies other than extensions obtained in the ordinary course of business.
(b)    No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(c)    The representations and warranties of the Sellers included in this Section 3.12 shall constitute the sole and exclusive representations and warranties of the Sellers relating to Tax matters, including any matters arising under any applicable Tax Laws.
Section 3.13    Export Controls. None of the Companies has directly or indirectly taken any action which has caused or would cause the Companies to be in violation of or subject to penalties or sanctions under any applicable Law controlling international transactions and trade in goods, services, technical data, technology or software or imposing trade embargoes or sanctions, including the Arms Export Control Act (50 U.S.C. ch 39), the International Traffic in Arms Regulations, 22 C.F.R. Parts 120 - 130, the Export Administration Act (50 U.S.C. App. §§ 2401- 2420); the Export Administration Regulations (15 C.F.R. Parts 730 – 774); the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 – 1706), the Trading with the Enemy Act; the Foreign Trade Regulations (15. C.F.R. Part 30), United States Customs Laws and regulations, and any similar Law of any other jurisdiction (the “Export Control Laws”). None of the Sellers, as it relates to the Business, nor the Companies has filed or been requested to file with any Governmental Entity a directed or voluntary disclosure, a response to an administrative or other subpoena, or other information regarding any violation or alleged violation of, or compliance with the Export Control Laws, and no such disclosures or responses or other filings by the Sellers or Companies are currently pending or in progress.
Section 3.14    Illegal Payments. None of the Companies or any of their respective directors, officers, employees, representatives or agents, has directly or indirectly:
(a)    given or agreed to give any gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person to assist in connection with any actual or proposed transaction or made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office, (A) which violates any Laws, including but not limited to, the Foreign Corrupt Practices Act of 1977, as amended, or the Anti-Kickback Act or might subject Buyer to any damages or penalties in any civil, criminal or governmental litigation or Legal Proceeding, or (B) the non-continuation of which has had or may reasonably be likely to have a Material Adverse Effect; or
(b)    established or maintained any fund or asset for any purpose or by which the Companies receive any benefit that has not been recorded in the books and records of the Companies.
Section 3.15    Related Party Transactions. Except as set forth on Schedule 3.15, no Seller, nor any Related Parties of any of them, nor the knowledge of the Sellers any employee of any Company, has,

or within the past 12 months has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business. Except as set forth on Schedule 3.15, no Seller nor any of its Related Parties owns, or within the past 12 months has owned, of record or beneficially, an equity interest or any other financial or profit interest in any Person, excluding any Affiliates of TETRA, including for this purpose, Maritech, that has (a) had business dealings or a financial interest in any transaction with any Company or (b) engaged in competition with any Company.
Section 3.16    Brokers; Finders and Fees. Except for Simmons & Company International, whose fees will be paid by the Sellers, no broker, finder or investment banker is entitled to any brokerage or finder’s fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf the Sellers.
Section 3.17    U.S. Citizenship. Each of the Companies (and any entity in the chain of ownership of the Companies) that own and/or operate any of the Vessels in the U.S. Coastwise Trade is, and has been during any period that it has owned and/or operated such Vessels in the U.S. Coastwise Trade, a U.S. Citizen.
Section 3.18    Maritime Matters.
(a)    Schedule 3.18 sets forth (except as may be noted on such Schedule) a true, correct and complete list of all of the Vessels, including for each Vessel: (i) its name; (ii) its flag state and official number and its International Maritime Organization (IMO) number; (iii) its owner of record; (iv) whether it is owned, leased or chartered, and (v) if it is the subject of a lease or charter, the type of lease or charter and the name of the counterparty. None of the Companies owns, operates, leases or charters any vessels other than the Vessels set forth in Schedule 3.18. With respect to each Vessel that Schedule 3.18 indicates is owned by any of the Companies, the applicable Company has good and valid title to such Vessel, free and clear of all Liens, other than Permitted Liens and the TETRA Liens, which TETRA Liens will be released at Closing.
(b)    Except as set forth in Schedule 3.18 none of the Companies lease or charter any Vessels on a bareboat or demise basis from or to third parties. Schedule 3.18 lists all of the Vessels that the Companies time charter from or to third parties, which time charters are valid and in full force and effect in all material respects.
(c)    Each of the Vessels that are listed in Schedule 3.18 as being documented under the U.S. flag and owned by any of the Companies (i) was built in the United States, (ii) is eligible for use in the U.S. Coastwise Trade, (iii) is documented as a U.S.-flag vessel and its Certificate of Documentation has a coastwise endorsement and is valid and unexpired, and (iv) since such Vessel has been owned by any Company, as applicable, has never (x) been owned or operated by or sold to any Person, or bareboat or demise or sub-bareboat or demise chartered or other leased on a bareboat or demise basis to any Person, that did not qualify as a U.S. Citizen, (y) been registered under the laws of a foreign country, or (z) been rebuilt foreign, as defined in 46 C.F.R. § 67.177.
(d)    None of the Vessels is financed by U.S. Government financing guaranties issued pursuant to Chapter 537 of Title 46 of the United States Code (or its predecessor). None of the Companies maintains, has maintained or has applied for a Construction Reserve Fund or a Capital Construction Fund pursuant to Chapter 533 or Chapter 535 of Title 46 of the United States Code (or their predecessors), respectively.

(e)    Each of the applicable Companies maintains valid and unexpired Certificates of Financial Responsibility (Oil Pollution) issued by the U.S. Coast Guard pursuant to the Federal Water Pollution Control Act for its Vessels to the extent that such certificate may be required by applicable Law and such other similar certificates that are valid and unexpired as may be required in the course of the operation of any of the Vessels pursuant to other applicable Law.
(f)    (i) Each of the Vessels owned by any of the Companies is afloat and is otherwise being conveyed on and “as is, where is” basis; and (ii) each Vessel holds all valid and unexpired certificates, licenses and permits from the United States Coast Guard and the American Bureau of Shipping, if applicable, required for the operation of the Vessel in its current trades.
(g)    Each of the Vessels that is documented under the U.S. flag has a valid and unexpired Certificate of Inspection issued by the U.S. Coast Guard, and, each Vessel that is classed is in class, free of all outstanding conditions and recommendations affecting its class of which the Companies have been informed, except for any such conditions or recommendations that, with approval of the American Bureau of Shipping, will be remedied at such Vessel’s next scheduled survey, dry dock, or inspection.
Section 3.19    No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE SELLERS DISCLOSURE SCHEDULE), NEITHER SELLERS NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO ANY SELLER, THE BUSINESS, THE EQUITY INTERESTS, ANY COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH SELLER HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY ANY SELLER, ANY AFFILIATE OF A SELLER OR ANY OF THEIR RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III HEREOF (AS MODIFIED BY THE SELLERS DISCLOSURE SCHEDULE), EACH SELLER (I) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO THE EQUITY INTERESTS, THE BUSINESS, THE COMPANIES OR THE ASSETS OF THE COMPANIES (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) AND (II) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE MADE AVAILABLE TO BUYER BY ANY REPRESENTATIVE OF ANY SELLER, ANY COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE SELLERS DISCLOSURE SCHEDULE), THE ASSETS OF THE COMPANIES ARE BEING ACQUIRED ON AN “AS IS” AND “WHERE IS” BASIS.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Schedule, Buyer represents and warrants to the Sellers as follows:
Section 4.1    Organization; Authority. Buyer is (i) duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Buyer’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement and each of the Transaction Documents (other than this Agreement) has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by the Sellers, constitutes a valid, legal and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.2    Consents and Approvals; No Violations. No Consent of any Governmental Entity is required on the part of Buyer for or in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except as set forth on Schedule 4.2. Neither the execution, delivery and performance of this Agreement by Buyer and the other Transaction Documents to which Buyer is or will be a party nor the consummation by Buyer of the transactions contemplated by this Agreement and the other Transaction Documents will (a) contravene, conflict with, or result in a violation or breach of any provision of the respective Governing Documents of Buyer, or (b) violate any Law applicable to Buyer.
Section 4.3    Sufficiency of Funds and Solvency. Immediately after giving effect to the transactions contemplated hereby, the Buyer will be able to pay its debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated hereby, the Buyer will have adequate capital to carry on the Business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay, or defraud either present or future creditors of any of the Buyer.
Section 4.4    Investor Representations. With respect to the Equity Interests to be purchased by Buyer hereunder:
(a)    Buyer is acquiring such Equity Interests for its own account as principal, for investment purposes only, and not with a view to, or for, resale or distribution thereof, in whole or in part in a manner that would require registration under or violate the registration requirements of any state or federal securities Law. Buyer has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or pledge to such Person or to anyone else the Equity Interests, or any part thereof, and Buyer has no present plans to enter into any such contract, undertaking, agreement or arrangement.
(b)    Buyer is an “accredited investor” as that term is defined under Rule 501 of Regulation D of the Securities Act.

(c)    Buyer has been given the opportunity to ask questions of, and receive answers from, Sellers and their officers concerning the terms and conditions of the sale of the Equity Interests and other matters pertaining to its investment. Buyer acknowledges that Buyer has been furnished all information that Buyer has requested to the extent that Buyer considers necessary and advisable, and such information is sufficient upon which to base an investment decision. The foregoing shall not in any manner diminish or adversely affect any representation or warranty of the Sellers contained in this Agreement and the Buyer’s rights to indemnification hereunder shall not be affected by any such investigation by the Buyer.
(d)    Buyer understands that, until the sale, transfer or assignment of the Equity Interests has been registered under the Securities Act, the Equity Interests cannot be sold, transferred or assigned except as may be otherwise permitted under the Securities Act and the rules and regulations promulgated thereunder in effect at the time of sale, transfer or assignment, and then only in compliance with all applicable state securities Laws.
(e)    Buyer understands and is fully aware that no federal or state agency has made any finding or determination as to the fairness of an investment in, or made a recommendation or endorsement of, the Equity Interests.
(f)    Buyer acknowledges and understands that Sellers are relying upon, among other things, the representations and warranties of Buyer in this Agreement in concluding that the sale of the Equity Interests hereunder will be exempt from the registration requirements of the Securities Act and the rules and regulations promulgated thereunder.
Section 4.5    Limitation of Representations and Warranties. BUYER HEREBY ACKNOWLEDGES (i) PRIOR RECEIPT OF THE DESCRIPTIVE MEMORANDUM DATED NOVEMBER 2017, (ii) THAT THE DESCRIPTIVE MEMORANDUM CONTAINS PROJECTIONS AND FORWARD LOOKING INFORMATION THAT INHERENTLY ARE UNCERTAIN, THAT ACTUAL RESULTS AND OCCURRENCES MAY BE MATERIALLY DIFFERENT THAN AS SET FORTH IN THE DESCRIPTIVE MEMORANDUM AND THAT EVENTS AND CIRCUMSTANCES BEYOND THE CONTROL OF THE SELLERS WILL AFFECT ACTUAL RESULTS AND OCCURRENCES, AND (iii) EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III OF THIS AGREEMENT, THAT THE SELLERS MAKE NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE CONTENTS OF THE DESCRIPTIVE MEMORANDUM.
Section 4.6    Legal Proceedings. There is no Legal Proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any Affiliate of Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 4.7    Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the results of operations, prospects, condition (financial or otherwise) or assets of the Companies, and acknowledges that it and its agents and representatives have been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of the Sellers and the Companies for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties set forth in Article

III, (b) none of the Sellers nor any other Person has made any representation or warranty as to the Sellers, the Business, the Companies or this Agreement, except as expressly set forth in Article III, and (c) in no event shall Sellers have any Liability to the Buyer with respect to a breach of representation, warranty or covenant under this Agreement to the extent Buyer knew of such breach as of the Closing Date.
Section 4.8    U.S. Citizenship. Buyer is a U.S. Citizen.
Section 4.9    Brokers; Finders and Fees. No broker, finder or investment banker is entitled to any brokerage or finder’s fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf Buyer.
ARTICLE V

COVENANTS OF THE PARTIES
Section 5.1    Access.
(a)    At and after the Closing Date, Buyer shall and shall cause its Affiliates and each of their respective representatives to (i) afford the Sellers and their representatives access, at reasonable times during normal business hours after first obtaining the consent of Buyer, to the books, records, work papers, account records, properties and personnel of the Companies or otherwise relating to the Business; and (ii) furnish the Sellers and their representatives with such additional financial, operating and other data and information for such purposes as the Sellers may reasonably request including, without limitation, preparation of Tax Returns and other documents and reports required by it to be filed with Governmental Entities or in connection with any action against, or investigation by, any Governmental Entity of, or in connection with any examination of, the Sellers or the Companies with respect to any period prior to the Closing Date including any Tax or other regulatory review or audit. All requests for information made pursuant to this Section 5.1(a) shall be directed to an individual designated by Buyer.
(b)    Unless otherwise consented to in writing by TETRA, Buyer shall not, and shall cause its Affiliates not to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the Books and Records without first offering in writing to surrender to the Sellers such Books and Records or any portion thereof which Buyer or its Affiliates may intend to destroy or dispose of.
Section 5.2    Conduct of Business Pending the Closing. Prior to the Closing, except (i) as required by applicable Law or GAAP, (ii) as otherwise expressly contemplated or required by this Agreement or (iii) with the prior written consent of Buyer, the Sellers shall cause the Companies to conduct the Business in the ordinary course of business in all material respects; provided that the Sellers may cause the transfer of the Sellers Retained Assets as contemplated by this Agreement.
Section 5.3    Further Assurances. From time to time, as and when requested by any Party, each of the Parties shall use commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the execution and delivery of such instruments, and the taking of such other actions as the other Parties may reasonably require in order to carry out the intent of this Agreement. The Sellers shall forward promptly to Buyer, and shall hold in trust for Buyer pending delivery to Buyer, any (a) mail or other correspondence received by the Sellers after the Closing Date that was misdirected or relates exclusively to the Companies, and (b) subject to the provisions of the Transition Services Agreement, monies, checks or instruments received by the Sellers after the Closing Date with respect to accounts receivable of the Companies relating to the period on and following the Closing Date.
Section 5.4    Public Announcement. Neither the Sellers nor Buyer shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party or Parties (which approval will not be unreasonably withheld, conditioned or delayed) unless disclosure is otherwise required by applicable Laws or listing requirements (including securities Laws); provided that, to the extent required by applicable Laws, the Party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Laws to consult with the other Parties with respect to the timing and content thereof. Buyer acknowledges that TETRA will disclose this Agreement and the transactions contemplated herein as required by the Exchange Act.
Section 5.5    Intercompany Accounts. On or prior to the Closing Date, all intercompany accounts between or among the Companies and any Seller or any Affiliate of a Seller (including amounts for services provided but not yet billed) shall be settled or otherwise eliminated.
Section 5.6    Transitional Use of Signage and Other Materials Incorporating TETRA Marks. Buyer acknowledges that TETRA or an Affiliate is the sole and exclusive owner of the TETRA Marks, all rights to which and the goodwill pertaining thereto are being retained by TETRA or its Affiliate, as applicable, and that Buyer will have no claim or rights in or to the TETRA Marks, other than the right to use the TETRA Marks during a transition period of twelve (12) months following the Closing Date. Except as set forth in the immediately preceding sentence, neither Buyer nor the Companies will use or permit the use of any TETRA Marks, and within twelve months following the Closing Date, Buyer will remove the TETRA Marks from all vehicles, vessels, barges, equipment, real property, signage, supplies, materials, stationery, brochures, advertising and packaging materials, manuals, electronic means of communication and similar items relating to or used in the Business or owned by the Companies. Buyer agrees to use or cause the use of TETRA Marks in accordance with all material respects with the quality standards established by TETRA or its Affiliate, as applicable, owning the TETRA Marks; it being understood that the goods and services provided in association with the TETRA Marks immediately before the Closing Date are of a quality that is reasonably acceptable to TETRA or its Affiliate and justifies the rights granted in this Section 5.6. Buyer agrees that it will not contest ownership, validity or enforceability of the TETRA Marks and will not take any actions during the transition period to jeopardize the value of the TETRA Marks. Except as set forth in this Section 5.6 from and after the Closing Date none of Buyer, the Companies, nor any of their respective Affiliates will utilize the TETRA Marks in the operation of the Business.
Section 5.7    Litigation Support. After the Closing, in the event and for so long as any Party actively is prosecuting, contesting or defending any action by a third party in connection any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Business or the Companies, and any of the foregoing require the other Party’s cooperation due to such Party’s ownership of the Business or the Companies at a relevant time, the requested Party shall, and shall cause its Subsidiaries and controlled Affiliates to, cooperate reasonably with the requesting Party and its counsel, at the requesting Party’s expense for any out-of-pocket expenses, in the prosecution, contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the prosecution, contest or defense, subject to appropriate confidentiality measures.
Section 5.8    Labor Matters.
(a)    Buyer shall be solely responsible for complying with the WARN Act and any and all obligations under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to any “employment losses” (as that term is defined in the WARN Act), as a result of any action by Buyer and its Affiliates (including the Companies) on or after to the Closing Date. Buyer shall indemnify and hold harmless the Sellers and their Affiliates against any and all Losses arising in connection with any failure to comply with these requirements and such indemnity shall not be subject to the limitations as set forth in Article IX.
(b)    The Parties shall cooperate in connection with any required notification to, or any required consultation with, the employees, employee representatives, work councils, unions, labor boards and relevant Governmental Entities concerning the transactions contemplated by this Agreement with respect to any Employees.
Section 5.9    Financial Assurances. Within 30 days after Closing Date, Buyer shall, at its sole cost and expense, use commercially reasonable efforts to substitute a Financial Assurance obtained by Buyer for all Sellers Financial Assurances identified on Schedule 5.9. Such substitution shall include the assumption by Buyer of, and the full and complete release of each of the Sellers and their Affiliates under, all Sellers Financial Assurances and any underlying credit support obligations and shall be in form and substance reasonably satisfactory to the Sellers. Sellers shall reasonably cooperate with Buyer in obtaining such substitute Financial Assurances. With respect to any existing Financial Assurance maintained after the Closing, Buyer shall indemnify and hold harmless the Sellers and their Affiliates against, and reimburse the Sellers and their Affiliates for, any and all Losses, Liabilities, expenses, costs or other damages incurred in connection with such existing Financial Assurances, including: (i) costs to maintain such existing Financial Assurances, whether or not any such existing Financial Assurance is accessed, drawn upon or required to be performed; (ii) amounts payable in connection with any existing Financial Assurance to any beneficiary or counterparty to such existing Financial Assurance; and (iii) amounts otherwise incurred as a result of any existing Financial Assurances being accessed, drawn upon or required to be performed.
Section 5.10    Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby.

Section 5.11    Entity Names. Within ninety (90) days following the Closing, Buyer shall amend the constitutional documents of TETRA Applied to change the legal name of such entity to a name that does not include “TETRA,” “TETRA Applied” or any other TETRA Mark.
Section 5.12    Employee Non-Solicitation. For a period of two (2) years following the Closing Date, Buyer shall not, and shall not permit its Affiliates to, directly or indirectly, solicit, recruit, induce or encourage any employee of a TETRA Entity to leave his or her employment with such TETRA Entity, or hire, employ, or otherwise engage any such employee who was an employee of a TETRA Entity during the six (6) months prior to such hiring, employment or other engagement by Buyer or its Affiliates; provided, however, that none of Buyer or its Affiliates shall be prohibited from making general solicitations not specifically targeted at any of the employees of the TETRA Entities or from employing persons who respond to such general solicitations.
ARTICLE VI

EMPLOYEE MATTERS
Section 6.1    Employee Matters. Buyer shall provide or cause to be provided, for a period of ninety (90) days following the Closing Date, to each of the Companies Employees who remain continuously employed from the Closing with any Company, Buyer or other Subsidiary of Buyer, compensation (including the bonus opportunities but excluding equity-based compensation) and benefits comparable, in the aggregate for each Companies Employee, to that provided immediately prior to the Closing. Sellers shall pay, or cause to be paid, to the Companies Employees the 2017 cash bonuses in accordance with the terms and provisions of TETRA’s cash incentive compensation plan and procedures.
Section 6.2    Welfare Benefits Plans.
(a)    Upon termination of the welfare benefit services provided under the Transition Services Agreement, Buyer shall permit each Employee to enroll in Welfare Plans maintained by Buyer or its Affiliates that provide benefits substantially consistent with those provided by Sellers and the Companies prior to the Closing Date.
(b)    With respect to the coverage of the Employees and their eligible beneficiaries and covered dependents under the Welfare Plans provided by Buyer or its Affiliates, (i) each such Employee’s credited service with the Sellers, the Companies and their Affiliates shall be credited against any waiting period applicable to eligibility for enrollment of new employees under the Welfare Plans; and (ii) limitations on benefits due to pre-existing conditions shall be waived (or, if such a waiver is not otherwise required by applicable Laws, Buyer shall use commercially reasonable efforts to have them waived), to the extent waived under the corresponding Benefit Plan of the Sellers and their Affiliates, for any Employee enrolled in any Welfare Plan maintained by the Sellers and their Affiliates as of the Effective Time, and for their eligible beneficiaries and covered dependents.
(c)    Subject to the provisions of the Transition Services Agreement and Co-Employer Agreement, Buyer shall be responsible for providing the notices and making available COBRA continuation coverage for all Employees and their respective covered dependents whose qualifying events (as defined in Code Section 4980B) occur after the Closing Date. The Sellers shall continue to be responsible for providing the notices and making available COBRA continuation coverage, for all of the Former Employees and their respective covered dependents whose qualifying events (as defined in Code Section 4980B) occur on or prior to the Closing Date.
(d)    Notwithstanding anything in this Agreement to the contrary, if any Employee has become disabled (within the meaning of the applicable Welfare Plan maintained by the Sellers or their Affiliates that provides short-term or long-term disability benefits) prior to the Closing Date, the Sellers and/or their Affiliates will retain liability for the provision of disability benefits payable to such Employee under the Sellers’ Welfare Plans, if any, with respect to such disability. From and after the Closing Date, any right to reemployment for any Employee who is on short-term or long-term disability as of immediately prior to the Closing Date shall be the obligation of Buyer and its Affiliates (including the Companies) and not of the Sellers and their Affiliates, so long as such reemployment occurs within the longer of (i) 180 days of the Closing Date and (ii) any statutorily prescribed period during which such Employee is entitled to reemployment.
(e)    Buyer shall assume and honor all unused paid time off held by the Employees as of the Closing Date.
Section 6.3    Miscellaneous Employee Issues. No provision of this Agreement shall create any third party beneficiary or other rights in any employee (including any beneficiary or dependent thereof) or any other persons in respect of continued employment with any of the Sellers, Buyer or any of their respective Affiliates, and no provision of this Agreement shall create any such rights in any such persons with respect to any benefits that may be provided, directly or indirectly, under any Benefit Plan, policy or arrangement which may be established or maintained by the Sellers or Buyer or preclude any of the Sellers or Buyer from terminating or amending any such plan, policy or arrangement in accordance with its terms.
ARTICLE VII

TAX MATTERS
Section 7.1    Adjustment to Purchase Price. Any payment by Buyer, on the one hand, or the Sellers, on the other hand, pursuant to Article IX will be treated as an adjustment to the Purchase Price for all Tax purposes.
Section 7.2    Transfer Taxes. Any Transfer Taxes arising from the sale of the Equity Interests shall be borne by the Buyer. Buyer agrees to file or cause to be filed in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts. The Parties agree that the transaction qualifies as an occasional sale (or similar exemption) under applicable state Law and agree to file all Tax Returns consistent with such position. The Parties also agree to timely provide any certifications necessary in connection with such position. The Parties further agree to cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
Section 7.3    Tax Treatment of Purchase and Sale of TAT Interests. For federal income Tax purposes, and other applicable Tax purposes, Buyer and Seller agree to treat the purchase and sale of the TAT Interests as the purchase and sale of the assets of TETRA Applied.

Section 7.4    336(e) Election.
(a)    The Parties understand and agree that the acquisition of the TSB Shares will be treated as an asset sale for federal income Tax purposes pursuant to Code Section 336(e). Accordingly, the Company shall make a timely election under Code Section 336(e) (and any corresponding election under state, local and foreign tax law) with respect to the purchase and sale of the TSB Shares (collectively, the “336(e) Election”). TETRA will include any income, gain, loss, deduction, or other tax item resulting from the 336(e) Election on its on its consolidated federal income Tax Return to the extent required by applicable Law.
(b)    The Parties agree that this Agreement may constitute the agreement described in Treasury Regulation 1.336-2(h)(3)(i). TETRA will timely furnish to the Buyer a copy of the election statement described in Treasury Regulation 1.336-2(h)(3)(iii) (the “Section 336(e) Election Statement”), and TETRA Applied will file such Section 336(e) Election Statement with its Tax Return for the taxable year that includes the Closing. Buyer shall deliver to TETRA all information reasonably requested by TETRA in connection with the preparation of the Section 336(e) Election Statement.
(c)    In accordance with the 336(e) Election, Buyer and TETRA shall agree on the allocation of the Tax Consideration attributable to TETRA Applied among the assets of TETRA Applied which shall be made, adjusted, and amended, in accordance with Code Section 336(e), the Treasury Regulations promulgated thereunder, and Section 2.4 (the “Section 336(e) Purchase Price Allocation”).
(d)    Each of the Parties agrees to (i) prepare and timely file all applicable income Tax Returns in a manner consistent with the Section 336(e) Purchase Price Allocation as finalized, (ii) file Form 8883 or any successor form(s) in accordance therewith, and (iii) otherwise act in accordance with the Section 336(e) Purchase Price Allocation, unless otherwise required by applicable Law, (iv) promptly inform the other Parties in writing of any challenge by any Taxing Authority related to the 336(e) Election and to consult and keep one another informed with respect to the status of any such challenge, provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any tax audit, claim or similar proceedings in connection with such 336(e) Purchase Price Allocation.
Section 7.5    Tax Covenants
(a)    For purposes of determining whether and to what extent a Liability for Taxes for a Straddle Period constitutes Companies Taxes, the portion of any Tax that is allocable will be determined as though the taxable year of each Company terminated at the close of business on the Closing Date; provided, however, that with respect to Property Taxes relating to the assets of the Companies, the Buyer shall be responsible for all 2018 Property Taxes.
(b)    %3. TETRA shall timely file all Tax Returns of the Companies due on or before the Closing Date or that otherwise relate solely to Tax periods ending on or before the Closing Date and that are due after the Closing Date and Sellers shall timely pay any Taxes shown as due and owing on such Tax Returns. TETRA shall deliver to Buyer for Buyer’s review and comment a copy of each such Tax Return prior to the due date thereof (taking into account any extensions). TETRA will reasonably consider all comments received from Buyer with respect to such Tax Returns.
(i)    Buyer shall prepare in a manner consistent with past practice all Tax Returns of the Companies for a Straddle Period that are required to be filed after the Closing Date. Buyer shall deliver to TETRA for TETRA’s review and comment a copy of each such Tax Return at least thirty (30) days prior to the due date thereof (taking into account any extensions), Buyer will (A) incorporate all reasonable comments from TETRA with respect to the portion of the Straddle Period that is on or before the Closing Date, and (B) incorporate all reasonable comments from TETRA with respect to the portion of the Straddle Period that is on or after the Closing Date, unless Buyer disputes any such comments. Buyer and TETRA will promptly attempt to resolve any disputes with respect to any comments from TETRA; provided, that if they are unable to do so within five (5) days prior to the due date of such Tax Returns, the filings will be made as proposed by TETRA with respect to a pre-Closing period comment and as proposed by Buyer with respect to a post-Closing period comment, and such disputed items will be further resolved through amendments to the Tax Returns. Buyer shall timely file all such Tax Returns and shall timely pay Taxes shown as due and owing thereon.
(ii)    Buyer shall promptly, and in no event later than fifteen (15) days, reimburse Sellers for any Taxes (other than Companies Taxes) paid by Sellers pursuant to this Section 7.5(b). Sellers shall promptly, and in no event later than fifteen (15) days, reimburse Buyer for any Companies Taxes paid by Buyer pursuant to this Section 7.5(b).
(c)    Buyer, on the one hand, and Sellers, on the other hand, shall promptly notify each other upon receipt by such Party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other Party of any Tax Matter shall not relieve such other Party of any liability with respect to such Tax Matters except to the extent such Party was actually and materially prejudiced as a result thereof. TETRA shall have sole control of the conduct of all Tax Matters relating exclusively to a Tax period ending on or before the Closing Date; provided, however, that TETRA shall keep Buyer reasonably informed of the progress of any such Tax Matter.
(d)    In the case of a Tax Matter relating exclusively to a Straddle Period, Sellers and Buyer shall jointly control all proceedings taken in connection with any such Tax Matter including any settlement or compromise thereof; provided, however, that neither Sellers on one hand nor Buyer on the other hand shall effect any such settlement or compromise without obtaining the other's prior written consent thereto, which shall not be unreasonably conditioned, withheld or delayed. Buyer shall have sole control of the conduct of all Tax Matters that do not relate to a Pre-Closing Tax Period or Straddle Period, including any settlement or compromise thereof.
(e)    Sellers shall be entitled to the amount of any refund or credit of Taxes of the Companies with respect to a Pre-Closing Tax Period (to the extent such Taxes were paid by the Companies prior to the Closing), which refund or credit is actually recognized by Buyer or its Affiliates (including the Companies) within one year after the Closing Date, except to the extent such refund or credit arises as the result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date. Buyer shall pay, or cause to be paid, to Sellers any amount to which Seller is entitled pursuant to the prior sentence, less reasonable out-of-pocket costs incurred in obtaining such refund or credit, within five (5) Business Days of the receipt or recognition of the applicable refund or credit by Buyer or its Affiliates. To the extent requested by Sellers, Buyer will reasonably cooperate with Sellers in obtaining such refund or credit, including through the filing of amended Tax Returns for periods ending before or on the Closing Date or refund claims.
(f)    The Parties agree to furnish to each other, upon request, as promptly as practicable, such information and assistance relating to the Companies as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any action, suit or proceeding related to Taxes involving the Company, and each shall execute and deliver such documents as are reasonably necessary to carry out the intent of this Section 7.5. The Party requesting such information and assistance shall reimburse the other Party for all reasonable expenses incurred in connection with providing such information and assistance.
ARTICLE VIII

CONDITIONS TO CLOSING; TERMINATION
Section 8.1    Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):
(a)(i) the representations and warranties of the Sellers set forth in Section 3.1 (Organization; Authority; Qualification) and Section 3.7 (Capitalization; Title to Equity Interests) shall be true and correct in all respects, (ii) the representations and warranties of Sellers set forth in this Agreement (other than Section 3.1 and Section 3.7) that are qualified by materiality (whether by reference to the terms “material” or “Material Adverse Effect,” any threshold amount or otherwise) shall be true and correct in all respects, and (iii) the representations and warranties of Sellers that are not so qualified by materiality (other than Section 3.1 and Section 3.7) shall be true and correct in all material respects, in each case, as of the date of this Agreement and at and as of the Closing Date (except for representations and warranties that by their terms are made as of a specified date or period, which shall be true and correct only as of such specified date or period);
(b)Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Sellers prior to the Closing Date;
(c)Sellers shall have obtained a consent to the transactions contemplated by this Agreement and a release of the TETRA Liens under TETRA’s Credit Agreement dated of June 27, 2006, as amended, and related security documents from the lenders party thereto;
(d)Sellers shall have obtained a consent to the transactions contemplated by this Agreement and a release of the TETRA Liens under TETRA’s Amended and Restated Note Purchase Agreement dated as of July 1, 2016, as amended, with GSO TETRA Holdings, LP, and related security documents; and
(e)the transactions contemplated by the Maritech APA and the MIPSA shall have been consummated.
Section 8.2    Conditions Precedent to Obligations of Sellers. The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a)(i) the representations and warranties of Buyer set forth in Section 4.1 (Organization; Authority) shall be true and correct in all respects, (ii) the representations and warranties of Buyer set forth in this Agreement (other than Section 4.1) that are qualified by materiality (whether by reference to the terms “material” or “Material Adverse Effect,” any threshold amount or otherwise) shall be true and correct in all respects, and (iii) the representations and warranties of Buyer that are not so qualified by materiality (other than Section 4.1) shall be true and correct in all material respects, in each case, as of the date of this Agreement and at and as of the Closing Date (except for representations and warranties that by their terms are made as of a specified date or period, which shall be true and correct only as of such specified date or period);
(b)Buyer shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Buyer prior to the Closing Date; and
(c)the transactions contemplated by the Maritech APA and the MIPSA shall have been consummated.
Section 8.3    Frustration of Closing Conditions. Neither Sellers nor Buyer may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.
Section 8.4    Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:
(a)At the election of Sellers or Buyer on or after March 30, 2018 (the “Termination Date”), if the Closing shall not have occurred by the close of business on such date; provided, however, that the terminating Party is not in material default of any of its obligations hereunder;
(b)by mutual written consent of Sellers and Buyer; or
(c)by Sellers or Buyer if there shall be in effect a final nonappealable Order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.
Section 8.5    Procedure Upon Termination. In the event of termination and abandonment of the transactions contemplated hereby by Buyer or Sellers, or both, pursuant to Section 8.4, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate, and the purchase of the Equity Interests hereunder shall be abandoned, without further action by any Party.
Section 8.6    Effect of Termination.
(a)In the event that this Agreement is terminated in accordance with Section 8.4, then each of the Parties shall be relieved of their respective duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer or Sellers; provided, that (i) no such termination shall relieve any Party from liability for any breach of this Agreement and (ii)

the obligations of the Parties set forth in Article X hereof shall survive any such termination and shall be enforceable hereunder.
(b)Nothing in this Section 8.6 shall relieve Buyer or Sellers of any liability for a breach of this Agreement prior to the date of termination and the non‑breaching Party’s right to pursue all legal and equitable remedies will survive such termination. The damages recoverable by the non‑breaching Party shall include all attorneys’ fees reasonably incurred by such Party in connection with the transactions contemplated hereby. Nothing in this Section 8.6 shall be deemed to limit the rights of the Parties contained in Section 10.10.
ARTICLE IX

SURVIVAL AND INDEMNIFICATION
Section 9.1    Assumption and Indemnification by Buyer. From and after the Closing, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all duties, obligations and liabilities (including with respect to Taxes as set forth in Article IX) of the Companies or arising under the Companies’ Governing Documents or relating to the subject matter thereof, or otherwise under any theory of Law, arising on or after the Closing Date (the “Assumed Obligations”).
Section 9.2    Survival Periods. All representations and warranties other than Section 3.7 contained in this Agreement or in any Schedule to this Agreement, or in any certificate, document or other instrument delivered in connection with this Agreement, and the right to commence any claim with respect thereto, shall terminate and cease to be of further force and effect as of the date which is eighteen (18) months following the Closing Date. The representations and warranties set forth in Section 3.7 shall survive indefinitely. Those covenants that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms (the “Surviving Covenants”). Notwithstanding the foregoing, any covenant, agreement, representation, warranty or other matter in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 9.2, if notice of the inaccuracy or breach thereof or other matter giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
Section 9.3    Indemnification by the Sellers. Subject to the terms and conditions of this Article IX, including the limitations set forth in Section 9.2 and Section 9.6, from and after the Closing Date, each of the Sellers shall jointly and severally indemnify and hold harmless Buyer and its Affiliates and each of their respective directors, officers, employees, and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses resulting from or arising out of:
(a)    any breach or inaccuracy of any representation or warranty of the Sellers contained in Article III;
(b)    any breach of any covenant contained in this Agreement to be performed by the Sellers;

(c)    the Legal Proceedings described on Schedule 3.5; or
(d)    the Sellers Retained Liabilities.
Section 9.4    Indemnification by Buyer. Subject to the terms and conditions of this Article IX, including the limitation set forth in Section 9.2 and Section 9.6, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Sellers and their Affiliates and each of their respective directors, officers, employees, and agents (collectively, the “Sellers Indemnified Parties”) from and against any and all Losses resulting from or arising out of:
(a)    any breach or inaccuracy of any representation or warranty of Buyer contained in Article IV;
(b)    any breach of any covenant contained in this Agreement to be performed by Buyer; or
(c)    the Assumed Obligations.
Section 9.5    Indemnification Procedures. The obligations of the Sellers to indemnify the Buyer Indemnified Parties under Section 9.3 with respect to Losses incurred by Buyer, and the obligations of Buyer to indemnify the Sellers Indemnified Parties under Section 9.4 with respect to Losses incurred by the Sellers, in either case arising out of or resulting from the assertion of liability or any Legal Proceeding by third parties who are not Affiliated with a Party to this Agreement (each, as the case may be, a “Third-Party Claim”), will be subject to the terms and conditions of the following clauses (a) through (e):
(a)    A party claiming indemnification under this Agreement (an “Indemnified Party”) shall promptly after receiving written notice of any Third-Party Claim, but in no event later than twenty (20) days thereafter, transmit to the party or parties from whom indemnification is sought under this Agreement (the “Indemnifying Party”) a written notice of the Third-Party Claim (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, attaching a copy of all papers served to such Indemnified Party with respect to such Third-Party Claim (if any), setting forth a reasonable estimate of the amount of Losses attributable to the Third-Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of Losses arising from or relating to such Third-Party Claim), and describing in reasonable detail the basis of the Indemnified Party’s request for indemnification under this Agreement. Any failure or delay to provide such Claim Notice within such specified time period shall not release or relieve the Indemnifying Party from its liability under this Article IX or affect the right of an Indemnified Party to indemnification hereunder, except to the extent (and only to the extent) the Indemnifying Party is prejudiced by such failure or delay.
(b)    Within twenty (20) days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article IX with respect to such Third-Party Claim and (ii) whether the Indemnifying Party desires, at its sole cost and expense and in accordance with Section 9.5(c), to defend the Indemnified Party against such Third-Party Claim. If the Indemnifying Party does not notify the Indemnified Party within such Election Period that the Indemnifying Party disputes its potential liability with respect to such Third-Party Claim, any liability with respect to such Third-Party Claim shall be deemed a disputed liability of the Indemnifying Party hereunder.

(c)    Subject to Section 9.5(d), if the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of such Third-Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third-Party Claim by all appropriate proceedings with counsel of its choosing (but reasonably satisfactory to the Indemnified Party); provided, that that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any compromise or settlement of such Third-Party Claim, which consent shall not be unreasonably withheld; provided further, that no such consent shall be required for any such compromise or settlement that: (A) is exclusively monetary and will be paid in full by the Indemnifying Party (rather than the Indemnified Party); (B) does not contain an admission of liability on the part of any Indemnified Party; and (C) unconditionally and fully releases the Indemnified Party with respect to such Third Party Claim. If reasonably requested by the Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim that the Indemnifying Party elects to contest in good faith pursuant to this Section 9.5(c), including by providing the Indemnifying Party with reasonable access during normal business hours of the Indemnified Party to books, records and personnel of the Indemnified Party (but only to the extent relevant to such Third-Party Claim), and in making any related counterclaim against the Person asserting the Third-Party Claim or any cross-complaint against any Person. Except as otherwise provided herein, the Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 9.5(c), and to retain counsel of the Indemnified Party’s own choice in connection with such participation, and the Indemnified Party shall bear its own costs and expenses with respect to such participation.
(d)    If within the Election Period the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article IX with respect to such Third-Party Claim, or by the Indemnifying Party’s failure to respond, the Indemnifying Party is deemed to dispute its potential liability, and if such dispute is finally and conclusively resolved by a court of competent jurisdiction in favor of the Indemnified Party, the Indemnifying Party shall be required to bear the costs and expenses of the Indemnified Party’s defense of such Third-Party Claim pursuant to this Section 9.5(d).
(e)    The non-controlling party in the defense of a Third-Party Claim shall have the right to consult with the party controlling such defense, and the controlling party shall facilitate such consultation, with respect to the conduct, status, developments and results of the defense of such Third-Party Claim and the controlling party’s strategy for addressing the matters that are the basis of such Third-Party Claim.
(f)    In the event any Indemnified Party should have a claim for indemnification hereunder against any Indemnifying Party that does not involve a Third-Party Claim (an “Indemnity Claim”), the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice of such Indemnity Claim (an “Indemnity Notice”) describing in reasonable detail the nature of the Indemnity Claim, and setting forth a reasonable estimate of the amount of Losses attributable to such Indemnity Claim to the extent feasible (which estimate shall not be conclusive of the final amount of Losses arising from or relating to such Indemnity Claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement. Any failure or delay to provide such Indemnity Notice shall not release or relieve the Indemnifying Party from its liability under this Article IX or affect the right of an Indemnified Party to indemnification hereunder, except to the extent (and only to the extent) the Indemnifying Party is actually prejudiced by such failure or delay.

(g)    Within twenty (20) days after receipt of any Indemnity Notice, the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article IX with respect to such Indemnity Claim. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such Indemnity Claim, any liability with respect to such Indemnity Claim shall be deemed a disputed liability of the Indemnifying Party hereunder.
(h)    With respect to Sellers’ obligation to indemnify the Sellers Indemnified Parties pursuant to Section 9.3(c), Sellers shall use commercially reasonable efforts to continue using counsel currently handling such Legal Proceedings and Buyer hereby consents to Sellers’ use of such counsel.
Section 9.6    Limitations.
(a)    No indemnity shall be payable to the Buyer Indemnified Parties under Section 9.3(a) with respect to any claim resulting from any breach or inaccuracy of any representation or warranty, unless and until the aggregate of all Losses related thereto due from the Sellers exceeds $500,000 (the “Deductible”), in which event all Losses so due in excess of the Deductible shall be paid in the aggregate by the Sellers; provided, that the aggregate amount payable by the Sellers for all Losses arising under Section 9.3(a) with respect to any claim resulting from any breach or inaccuracy of any representation or warranty shall not exceed $5,000,000 (the “Cap”).
(b)    No indemnity shall be payable to the Sellers Indemnified Parties under Section 9.4(a) with respect to any claim resulting from any breach or inaccuracy of any representation or warranty, unless and until the aggregate of all Losses due from Buyer exceeds the Deductible, in which event all Losses so due in excess of the Deductible shall be paid in full by Buyer; provided, that the aggregate amount payable by Buyer for all Losses arising under Section 9.4(a) of this Agreement shall not exceed the Cap.
(c)    Notwithstanding anything to the contrary contained in this Agreement, neither the Deductible nor the Cap shall apply to Losses arising out of (i) Taxes for which either Party is liable pursuant to this Article IX, (ii) any Indebtedness of the Companies existing prior to the Closing, (iii) the matters described in Section 9.3(b), Section 9.3(c) or Section 9.3(d), (iv) the matters described in Section 9.4(b) or Section 9.4(c), (v) claims for any breach of any representation or warranty in Section 3.7, or (vi) actual fraud or intentional misrepresentation.
Section 9.7    Mitigation. Each Indemnified Party shall, and is obligated to, take all reasonable steps to mitigate all indemnifiable Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses hereunder.
Section 9.8    No Duplication. Any Losses giving rise to liability for indemnification hereunder shall be determined without duplication of recovery by reason of the same set of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement. For purposes of this Agreement, Losses shall be calculated after giving effect to any amounts actually recovered from third parties, including amounts actually recovered under insurance policies with respect to such Losses, net of any costs to recover such amounts, including any deductibles, co-payments or other reasonable and documented costs and expenses (including attorneys’ fees and other costs of collection) resulting from the related claims under applicable insurance policies. Any Indemnified Party having a claim under these indemnification provisions shall make a good-faith effort to recover all losses, costs, damages and expenses from insurers of such Indemnified Party under applicable insurance policies so as to reduce the amount of any Losses hereunder; provided, that actual recovery of any insurance shall not be a condition to the Indemnifying Party’s obligation to make indemnification payments to the Indemnified Party in accordance with the terms of this Agreement. If the Indemnifying Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for a Loss, after an indemnification payment by the Indemnifying Party has been made for such Loss, then the Indemnified Party shall promptly reimburse the Indemnifying Party for such indemnification payment up to the amount so received or realized by the Indemnified Party, net of any costs to recover such amounts, including any deductibles, co-payments or other reasonable and documented costs and expenses (including attorneys’ fees and other costs of collection) resulting from the related claims under applicable insurance policies.
Section 9.9    Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL, SPECULATIVE OR INDIRECT DAMAGES, ANY LOSS OF FUTURE REVENUE, INCOME OR LOST PROFITS, DIMINUTION IN VALUE, DAMAGE TO REPUTATION OR LOSS OF GOODWILL, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE AND NO “MULTIPLE OF PROFITS” OR “MULTIPLE OF CASH FLOW” OR SIMILAR METHODOLOGY SHALL BE USED IN CALCULATING THE AMOUNT OF ANY DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 9.9 SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVER ANY SUCH DAMAGES TO THE EXTENT THAT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION PURSUANT TO THIS ARTICLE IX.
Section 9.10    Exclusive Remedies. AS BETWEEN THE BUYER INDEMNIFIED PARTIES AND THE SELLERS, ON THE ONE HAND, AND THE SELLERS INDEMNIFIED PARTIES AND BUYER, ON THE OTHER HAND, AFTER CLOSING, OTHER THAN AS SET FORTH IN SECTION 10.10, THE PROVISIONS SET FORTH IN THIS ARTICLE IX AND ARTICLE VII SHALL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO ANY CLAIM FOR, RELATED TO OR ARISING FROM ANY BREACH OF OR NON-COMPLIANCE WITH THIS AGREEMENT AND ANY CLAIM RELATED TO OR ARISING FROM THE TRANSACTIONS CONTEMPLATED HEREBY.
ARTICLE X

MISCELLANEOUS PROVISIONS
Section 10.1    Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one instrument. It is not necessary that each Party hereto execute the same counterpart so long as identical counterparts are executed by each such Party hereto. This Agreement may be validly executed and delivered by facsimile or other electronic transmission.

Section 10.2    Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND WITHOUT REFERENCE TO THE CHOICE-OF-LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.
EACH PARTY TO THIS AGREEMENT IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY TEXAS STATE OR FEDERAL COURT LOCATED IN HARRIS COUNTY, TEXAS IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE OR FEDERAL COURT LOCATED IN HARRIS COUNTY, TEXAS. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT FINAL AND UNAPPEALABLE JUDGMENT AGAINST ANY OF THEM IN ANY ACTION CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.
EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.2.
Section 10.3    Entire Agreement. This Agreement, the Maritech APA, the MIPSA and the Confidentiality Agreement, as well as all documents and instruments required to be delivered hereunder and thereunder, contain the entire understanding between the Parties with respect to the subject matter hereof and thereof and collectively supersede all prior written and oral agreements, understandings, negotiations, and discussions among the Parties with respect to such subject matter.
Section 10.4    Expenses. Except as specifically set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses unless expressly otherwise contemplated in this Agreement.
Section 10.5    Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, and shall be directed to the address set forth below (or at such other address as such party shall designate by like notice):

(a)    if to either of the Sellers, to:
TETRA Technologies, Inc.
24955 Interstate 45 North
The Woodlands, TX 77380
Attention: President

with a copy to:

TETRA Technologies, Inc.
24955 Interstate 45 North
The Woodlands, TX 77380
Attention: General Counsel

with a copy, which shall not constitute notice, to:

Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, TX 77010
Attention: William C. McDonald

(b)    if to Buyer, to:
Epic Offshore Specialty, LLC
192 Summerfield Court
Roanoke, Virginia 24019
Attention: Thomas M. Clarke

with a copy, which shall not constitute notice, to:

KEWA Financial Inc.
150 York Street, Suite 410
Toronto, Ontario M5H 3S5
Canada
Attention: David Wiley, Chief Executive Officer

Section 10.6    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, neither Party shall have the right to assign this Agreement without the prior written consent of the other Parties. Any attempted assignment in violation of this Section 10.6 shall be void.
Section 10.7    Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person not a Party hereto any rights or remedies hereunder except as expressly provided in Article IX, and no Person other than the Parties hereto is entitled to rely on any representation, covenant, or agreement contained herein.
Section 10.8    Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each of the Parties. Any Party may, only by an instrument in writing, waive compliance by the other Parties with any term or provision of this Agreement on the part of such other Parties to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.
Section 10.9    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.
Section 10.10    Specific Performance; Time of Essence. Each Party acknowledges and agrees that if any of the provisions of this Agreement were not performed in accordance with their specific terms, it would cause irreparable damage to the other Parties hereto for which no adequate remedy at Law would exist. Therefore, the obligations of each Party under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, including to prevent breaches of this Agreement, and this right shall include the right of the Parties to cause the transactions contemplated hereby to be consummated in each case without posting a bond or undertaking. Each Party hereto waives any defenses in any action for specific performance, including that a remedy at Law would be adequate. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. The Parties agreement that time is of the essence in this Agreement.
Section 10.11    Waiver of Conflicts Regarding Representation. Recognizing that Haynes and Boone LLP (“HB”) has acted as legal counsel to Sellers, Companies and certain of their Affiliates prior to the Closing, and that HB may act as legal counsel to Sellers and certain of its Affiliates after the Closing, the Buyer, on behalf of itself and the Companies, hereby expressly waive any current or future conflicts that may arise in connection with HB representing Sellers or any of its Affiliates after the Closing with respect to the transactions contemplated by this Agreement.
Section 10.12    Attorney-Client Privilege. Each of the Parties also agrees that Sellers have a reasonable expectation of privacy and privilege with respect to their communications (in all forms) with HB prior to the Closing to the extent such communications concern this Agreement, the Maritech APA, and/or the MIPSA, and the agreements and documents delivered hereunder and thereunder and the transactions contemplated hereby and thereby. Each of the Parties likewise agrees that third parties and their counsel with a common legal interest with Sellers also have a reasonable expectation of privacy and privilege with respect to their communications prior to the Closing (“Common Interest Parties”). At and after the Closing, the attorney-client privilege of the Companies with HB with respect to such matters, and the Common Interest Parties with their counsel shall be deemed to be the right of Sellers or the Common Interest Party respectively, and not that of the Companies, and may be waived only by Sellers or Common Interest Party as to their respective communications. Absent the consent of Sellers, the Common Interest Party, or except as required to comply with any Law or other regulatory requirement applicable to Buyer or its Affiliates, neither Buyer nor the Companies shall have a right to access attorney-client privileged material of the Companies with respect to this Agreement, the Maritech APA and MIPSA and the other documents contemplated herein and the transactions contemplated hereby and thereby following the Closing. Notwithstanding the foregoing, (a) nothing herein shall be construed as a waiver by the Companies of the attorney-client privilege or the obligations of confidentiality owed by HB to the Companies with respect to matters not regarding this Agreement and the other agreements and documents delivered hereunder and the transactions contemplated hereby and thereby, (b) in the event that a dispute arises between Buyer or the Companies and a third Person other than a Party to this Agreement after the Closing, (i) the Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by HB to such third Person and (ii) to the extent any such privilege or client confidence is required to be waived or otherwise required to be released by any Governmental Entity, under law or pursuant to any orders, decrees, writs, injunctions, judgments, stipulations, determinations or awards entered by or with any Governmental Entity, none of the Companies, Buyer or their Affiliates shall be in breach or violation of any provision of this Agreement or any document or agreement delivered hereunder for providing information, documents, communications or client confidences to any Governmental Entity in response to, and subject to the requirement limitation in, the foregoing.
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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

TETRA TECHNOLOGIES, INC.

By:	/s/ Stuart M. Brightman
Name:	Stuart M. Brightman
Title:	Chief Executive Officer

TETRA PRODUCTION TESTING HOLDING LLC

By:	/s/ Stuart M. Brightman
Name:	Stuart M. Brightman
Title:	President

EPIC OFFSHORE SPECIALTY, LLC

By:	/s/ Thomas M. Clarke
Name:	Thomas M. Clarke
Title:	Authorized Signatory

Signature Page to Equity Interest Purchase Agreement

EPIC OFFSHORE SPECIALTY, LLC

By:

Name:

Title:

Signature Page to Equity Interest Purchase Agreement